UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VAIL RESORTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VAIL RESORTS, INC.
390 Interlocken Crescent
Broomfield, Colorado 80021

NOTICE OF THE 2011 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 2, 2011

October 21, 2011

To our Stockholders:

        The annual meeting of stockholders of Vail Resorts, Inc., a Delaware corporation (the "Company"), will be held on Friday, December 2, 2011 at 9:00 a.m., Mountain Standard Time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, to:

  (1)
  Elect the eight directors named in the attached proxy statement to serve for the ensuing year and until their successors are elected and qualified;

  (2)
  Approve an amendment to the Company's Amended and Restated Certificate of Incorporation to provide that directors shall be elected in the manner provided in the Bylaws of the Company, which will enable the Board to adopt plurality voting in contested director elections (while retaining majority voting in uncontested elections);

  (3)
  Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2012;

  (4)
  Hold an advisory vote on executive compensation;

  (5)
  Hold an advisory vote on the frequency of future advisory votes on executive compensation; and

  (6)
  Transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

        These items of business are more fully described in the proxy statement accompanying this Notice.

        Only holders of record of shares of our common stock at the close of business on October 6, 2011 are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Broomfield, Colorado 80021.

        Pursuant to the rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 21, 2011, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on October 6, 2011. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

        Stockholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement. Shares held through a broker, bank or other nominee may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker, bank or other nominee giving you the right to vote the shares and bring such proxy to the annual meeting. Attendance at our annual meeting will be limited to persons presenting a Notice of Internet Availability of Proxy Materials or proxy card (if you requested one) and picture identification. Attendance at the meeting alone will not automatically revoke your previously submitted proxy.

        Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you vote at the annual meeting, your previously submitted proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Standard Time, on Thursday, December 1, 2011.

By Order of the Board of Directors,

Fiona E. Arnold Executive Vice President, General Counsel and Secretary

i

ii

VAIL RESORTS, INC.

390 Interlocken Crescent	Broomfield, Colorado 80021

PROXY STATEMENT FOR THE 2011
ANNUAL MEETING OF STOCKHOLDERS

        We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors (the "Board") of Vail Resorts, Inc. (the "Company") to be voted at our annual meeting, which will take place on Friday, December 2, 2011 at 9:00 a.m., Mountain Standard Time, at the St. Julien Hotel, 900 Walnut Street, Boulder, Colorado 80302, and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement.

        In accordance with the rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy or unless you request a printed copy as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed, and this proxy statement will be made available, to stockholders on or about October 21, 2011.

What is the difference between a stockholder of record and a "street name" holder?

If your shares are registered directly in your name with the Company's transfer agent, Wells Fargo Bank, N.A., then you are a stockholder of record.

If your shares are not held in your name, but rather are held through an intermediary, such as in an account at a brokerage firm or by a bank, trustee or other nominee, then you are the beneficial owner of shares held in "street name." The organization holding your shares is considered to be the stockholder of record. However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.

Who is entitled to vote at or attend the annual meeting?

Holders of record of our common stock as of the close of business on October 6, 2011, which we refer to as the record date, are entitled to vote. On the record date we had                         shares of common stock outstanding. Each share is entitled to one vote on each item being voted on at the annual meeting. You are entitled to attend the annual meeting only if you were a Vail Resorts, Inc. stockholder or joint holder as of the record date or you hold a valid proxy for the annual meeting.

  If you are a stockholder of record:

        As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

  If you are a street name holder:

        As a street name holder, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other nominee and bring such proxy to the annual meeting. If you want to attend the annual meeting, but not vote at the annual meeting, you must provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to October 6, 2011, a copy of the voting instruction card provided by your broker or other nominee, or other similar evidence of ownership. Whether or not you plan to attend the meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.

How do I vote my shares?

  If you are a stockholder of record:

  By Telephone or the Internet

        Stockholders of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder's identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

        The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Standard Time, on December 1, 2011.

  By Mail

        Stockholders who request a paper proxy card by telephone or Internet may elect to vote by mail and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.

  At the Meeting

        Shares held in your name as the stockholder of record may be voted by you in person at the annual meeting.

  If you are a street name holder:

  By Telephone or the Internet

        If your broker or other nominee provides for a means to submit your voting instructions by telephone or the Internet, you will be provided with directions on doing so by your broker or other nominee.

  By Mail

        Street name holders may vote by mail by requesting a paper voting instruction card according to the instructions contained in the materials received from your broker or other nominee.

  At the Meeting

        Shares held in street name may be voted by you in person at the annual meeting only if you obtain a valid proxy from the broker or other nominee that holds your shares giving you the right to vote the shares and bring such proxy to the annual meeting.

Can I change my vote?

If you are a stockholder of record, you may change your vote at any time prior to the vote at the annual meeting by:

  •
  providing timely delivery of a later-dated proxy (including by telephone or Internet vote);

  •
  providing timely written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or

  •
  attending the annual meeting and voting in person.

If you are a street name holder, you may change your vote by submitting new voting instructions to your broker or other nominee following the instructions they provided, or, if you have obtained a valid proxy from your broker or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding common stock that is entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For purposes of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the annual meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present in person or by proxy at the annual meeting. A "majority of votes cast" means the number of "FOR" votes exceeds the number of "AGAINST" votes. Abstentions only have an effect on the outcome of any matter being voted on at the annual meeting that requires the approval based on our total shares of common stock outstanding. The proposal to approve the amendment to the amended and restated certificate of incorporation (the "Certificate of Incorporation") requires an affirmative vote based on the total shares outstanding, and for this proposal, an abstention is equivalent to a vote against this proposal.

What are the voting requirements?

  Proposal 1—Election of Directors

        In the election of directors named in this proxy statement, you may vote "FOR" one or more of the nominees or your vote may be "AGAINST" one or more of the nominees. Alternatively, you may vote "ABSTAIN" with respect to one or more nominees. You may not cumulate your votes for the election of directors. Each director nominee requires a majority of the votes cast, which means that each director nominee must receive an affirmative "FOR" vote from a number of shares present in person or represented by proxy and entitled to vote that exceeds the number of votes "AGAINST" that director nominee. Abstentions are not treated as voting on this proposal. If stockholders do not elect a nominee who is already serving as a director, Delaware law provides that the director would continue to serve on the Board as a "holdover director," rather than causing a vacancy, until a successor is duly elected or until the director resigns. Under our Corporate Governance Guidelines and as permitted by our Bylaws, each director has submitted an advance, contingent resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating & Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action.

  Proposal 2—Amendment to the Company's Certificate of Incorporation

        In the proposal to amend the Certificate of Incorporation to provide that directors shall be elected in the manner provided in the Bylaws of the Company, which will enable the Board to adopt plurality voting in contested director elections (while retaining majority voting in uncontested elections), you may vote "FOR," "AGAINST" or "ABSTAIN." This proposal requires the affirmative vote of the holders of not less than 51% of the outstanding shares of common stock entitled to vote generally in the election of directors. If you elect to "ABSTAIN," your vote will have the same effect as a vote "AGAINST" this proposal. Broker non-votes will have the same effect as votes "AGAINST" this proposal.

  Proposal 3—Ratification of Appointment of PricewaterhouseCoopers LLP

        In the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2012, you may vote "FOR," "AGAINST" or "ABSTAIN." This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal.

  Proposal 4—Advisory Vote on Executive Compensation

        In the advisory vote to approve executive compensation, you may vote "FOR," "AGAINST" or "ABSTAIN." This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.

  Proposal 5—Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation

        In the advisory vote on the frequency of future advisory votes on executive compensation, you may vote every "1 YEAR," "2 YEARS," "3 YEARS" or "ABSTAIN." This proposal requires the affirmative vote of a majority of those shares present in person or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting and the frequency that receives such a majority will be considered to be the frequency selected by the stockholders. However, because stockholders have several voting choices, it is possible that no single choice will receive a majority vote. Abstentions are not treated as voting on this proposal. Similar to Proposal 4, the vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, the Compensation Committee and the Board will review the voting results when determining the frequency of holding future advisory votes on executive compensation.

What are "broker non-votes"?

If you hold shares in street name through a broker and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but, except as otherwise disclosed herein, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on "routine" matters. The proposal to amend the Certificate of Incorporation (Proposal 2) and the proposal to ratify the appointment of our independent registered public accounting firm for the current fiscal year (Proposal 3) are considered routine matters. Under the rules of the New York Stock Exchange, or the NYSE, the election of directors (Proposal 1), the advisory vote on our executive compensation (Proposal 4), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal 5) are not considered routine matters and, consequently, without your voting instructions, your broker cannot vote your uninstructed shares on these proposals.

Who will serve as inspector of elections?

The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.

We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice of Internet Availability of Proxy Materials, it means that you have multiple accounts at the transfer agent or with brokers or other nominees. Please vote all of your shares as described herein, or follow the instructions received from each broker or other nominee, to ensure that all of your shares are voted.

What if I submit a proxy but do not make specific choices?

If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted as recommended by the Board, and will be voted in the proxy holders' discretion as to other matters that may properly come before the annual meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Form 8-K, which will be filed with the SEC following the annual meeting

 Annual Meeting Materials

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the annual report of the Company for the fiscal year ended July 31, 2011, or fiscal 2011, have been made available to all stockholders entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy-soliciting material.

 PROPOSAL 1. ELECTION OF DIRECTORS

        Our Board presently consists of eight members. Each director to be elected will hold office until the next annual meeting of stockholders or until his successor is duly elected and qualified, or until the earlier of the director's death, resignation or removal. Each of the nominees listed below is currently a director of the Company and was previously elected by the stockholders. The proxies solicited by this proxy statement may not be voted for more than eight nominees.

        The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, "FOR" the election of Messrs. Hernandez, Hyde, Jones, Katz, Kincaid, Redmond and Sorte and Ms. Schneider as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve.

INFORMATION WITH RESPECT TO NOMINEES

        The following sets forth the name and age of each nominee, identifies whether the nominee is currently a member of the Board, lists all other positions and offices, if any, now held by him or her with the Company, and specifies his or her principal occupation during at least the last five years.

        The Nominating & Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the Board has the ability to perform its oversight function effectively.

        The Nominating & Governance Committee has determined that the Board will be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policy-making and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.

        The Nominating & Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Committee does not have a formal diversity policy; however, in connection with the annual nomination process, the Committee considers the diversity of candidates to ensure that the Board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the Board's overall effectiveness in carrying out its responsibilities. The Committee assesses the effectiveness of its efforts at achieving a diverse Board when it annually evaluates the Board's composition.

        The Nominating & Governance Committee considers the following specific characteristics in making its nominations for our Board:

  •
  Personal and professional integrity;

  •
  Exceptional ability and broad business judgment;

  •
  Skills, knowledge and a diverse perspective;

  •
  Leadership;

  •
  Industry knowledge;

  •
  Business creativity and vision; and

  •
  Overall experience, age and diversity.

 Nominees for Directors

        Roland A. Hernandez, 54, was appointed a director of the Company in December 2002 and was appointed Lead Director in March 2009. Mr. Hernandez is the founding principal and Chief Executive Officer of Hernandez Media Ventures, a privately held company engaged in the acquisition and management of media assets. Prior to forming that company, Mr. Hernandez was President, Chief Executive Officer and Chairman of the Board of Telemundo Group, Inc., a Spanish-language television and entertainment company, from 1998 to 2000. From 1995 to 1998, Mr. Hernandez was President and Chief Executive Officer of Telemundo Group, Inc. From 1986 to 1994, Mr. Hernandez was President of the corporate general partner of Interspan Communications. Mr. Hernandez served as a director and chairman of the audit committee of Wal-Mart Stores, Inc. from 1998 to 2008. Mr. Hernandez is a director and chairman of the audit committee of Ryland Group, Inc., a director of Lehman Brothers Holdings, Inc., a director and member of the nominating committee of Sony Corporation and is lead independent director and chairman of the audit committee of MGM Resorts International. Mr. Hernandez also serves on the Advisory Board of Harvard Law School and the President's Council on International Activities at Yale University.

        The Nominating & Governance Committee has determined that Mr. Hernandez's extensive public company board experience, including as a lead director in the travel and leisure sector, together with his extensive executive management experience, qualifies him to serve on the Board.

        Thomas D. Hyde, 62, was appointed a director of the Company in June 2006. From June 2005 through August 2010, Mr. Hyde was Executive Vice President and Corporate Secretary of Wal-Mart Stores, Inc. ("Wal-Mart"), an international retail store operator. From June 2003 to June 2005, Mr. Hyde served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart, and from July 2001 to June 2003, he served as Executive Vice President, Senior General Counsel of Wal-Mart. Prior to July 2001, he served as Senior Vice President and General Counsel of Raytheon Company since 1992. Mr. Hyde retired from Wal-Mart effective August 1, 2010.

        The Nominating & Governance Committee has determined that Mr. Hyde's extensive executive management and international retail experience qualify him to serve on the Board.

        Jeffrey W. Jones, 49, was appointed a director of the Company in June 2008. He was appointed Co-President and Chief Financial Officer in June 2011 and previously served as Senior Executive Vice President and Chief Financial Officer from February 2006 to June 2011. Mr. Jones joined the Company in September 2003 and was appointed Senior Vice President and Chief Financial Officer of the Company in November 2003. From 1999 to 2003, Mr. Jones served as Executive Vice President and Chief Financial Officer of Clark Retail Enterprises, Inc. ("Clark Retail") in Chicago, Illinois. On October 15, 2002, at which time he was serving as Executive Vice President and Chief Financial Officer of Clark Retail, Clark Retail filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. From June 1998 to June 1999, Mr. Jones was Chief Financial Officer and Treasurer of Lids Corporation in Boston, Massachusetts. Mr. Jones is a member of the American Institute of Certified Public Accountants and a director of the Denver Metro Chamber of Commerce.

        The Nominating & Governance Committee has determined that Mr. Jones, as the Company's Co-President and Chief Financial Officer, provides the Board with valuable insight and information related to the Company's day-to-day operations and its long- and short-term needs, including from a financial management perspective. Mr. Jones' involvement in numerous aspects of the Company's business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. Mr. Jones also brings to the Board extensive finance, accounting and management experience.

        Robert A. Katz, 44, was appointed a director of the Company in June 1996 and was appointed Chairman of the Board in March 2009. Mr. Katz also served as Lead Director from June 2003 until his appointment as Chief Executive Officer of the Company in February 2006. Prior to his appointment as the Company's Chief Executive Officer, Mr. Katz was associated with Apollo Management L.P., a private equity investment firm, since 1990.

        The Nominating & Governance Committee has determined that Mr. Katz, as the Company's Chief Executive Officer, provides the Board with unique insight and information regarding the Company's strategy, operations and business, and provides an essential link between management and the Board on management's business perspectives. Mr. Katz's involvement in all aspects of the Company's business and operations provides a perspective on operational and strategic proposals under consideration by the Board that other directors rely upon in reviewing and approving matters before the Board. Additionally, as a member of the Board since 1996, Mr. Katz is able to provide a unique historical perspective into the operations and vision for the Company.

        Richard D. Kincaid, 49, was appointed a director of the Company in June 2006. Mr. Kincaid is the founder and President of the BeCause Foundation, a nonprofit corporation that drives social change through the fusion of documentary filmmaking and related strategic programs. Until March 2007, Mr. Kincaid was President, Chief Executive Officer and a trustee of Chicago-based Equity Office Properties Trust ("Equity Office"), formerly the largest owner and manager of office buildings in the United States. Mr. Kincaid was President of Equity Office since 2002 and was named Chief Executive Officer in April 2003. From 1997 to 2002, Mr. Kincaid was Executive Vice President of Equity Office and was Chief Operating Officer from September 2001 until November 2002. He served as Chief Financial Officer of Equity Office from March 1997 until August 2002. Mr. Kincaid also is a director of Rayonier Inc., a global supplier of timber, performance fibers and wood products, Strategic Hotels and Resorts, a real estate investment trust that owns 19 high end hotel properties in the U.S. and Europe, QuietAgent, an online career and recruiting company, and the Street Medicine Institute, a not-for-profit corporation.

        The Nominating & Governance Committee has determined that Mr. Kincaid's extensive public company board experience, together with his real estate and executive management experience, qualify him to serve on the Board.

        John T. Redmond, 53, was appointed a director of the Company in March 2008. Mr. Redmond served as President and Chief Executive Officer of MGM Grand Resorts, LLC, a collection of resort-casino, residential living and retail developments, and a director of its parent company MGM Mirage, from March 2001 until August 2007. Prior to that, he served as Co-Chief Executive Officer of MGM Mirage from December 1999 to March 2001. He was President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999 and Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Prior to 1996, Mr. Redmond was Senior Vice President and Chief Financial Officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond is also a director of Allegiant Travel Co. and the Tropicana Las Vegas Hotel and Casino, Inc., and serves as a Trustee of the University of San Diego.

        The Nominating & Governance Committee has determined that Mr. Redmond's extensive public company board experience, together with his executive management experience in the travel and leisure sector, qualify him to serve on the Board.

        Hilary A. Schneider, 50, was appointed a director of the Company in March 2010. Ms. Schneider is currently a Senior Advisor for TPG Capital. From March 2010 through September 2010, Ms. Schneider served as Executive Vice President of Yahoo! Americas. She joined Yahoo in 2006 when she led the company's U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo, Ms. Schneider held senior leadership roles at Knight Ridder, Inc., from 2002 through

2005, where she was Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company's overall newspaper and online business. Before joining Knight Ridder, Ms. Schneider served as President and Chief Executive Officer of Red Herring Communications, from 2000 through 2002, overseeing Red Herring Magazine, www.RedHerring.com, and Red Herring's events unit. She also held numerous roles at Times Mirror, from 1990 through 2000, including President and Chief Executive Officer of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider is a director of LogMeIn, Inc. and is a member of the Unilever Global Marketing Advisory Board.

        The Nominating & Governance Committee has determined that Ms. Schneider's extensive executive management and online marketing experience qualify her to serve on the Board.

        John F. Sorte, 64, was appointed a director of the Company in January 1993. Mr. Sorte has been Chief Executive Officer of Morgan Joseph TriArtisan LLC, an investment banking firm, since June 2001. Mr. Sorte is also a director of Morgan Joseph TriArtisan Group Inc. From March 1994 to June 2001, he served as President of New Street Advisors L.P. and from 1992 until 1994 as Chief Executive Officer of New Street Capital Corporation. Prior to that position, Mr. Sorte joined Drexel Burnham Lambert Inc. as Managing Director in 1980 and served as Chief Executive Officer from 1990 through 1992.

        The Nominating & Governance Committee has determined that Mr. Sorte's extensive executive management and finance experience qualify him to serve on the Board.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

MANAGEMENT

        The following table sets forth the executive officers of the Company (or its operating subsidiaries) as of October 6, 2011.

Name	Position
Robert A. Katz	Chief Executive Officer
Jeffrey W. Jones	Co-President and Chief Financial Officer
Blaise T. Carrig	Co-President
John McD. Garnsey	Co-President
Fiona E. Arnold	Executive Vice President, General Counsel and Secretary
Mark L. Schoppet	Senior Vice President, Controller and Chief Accounting Officer

        For biographical information about Mr. Katz and Mr. Jones see "Information With Respect To Nominees" above.

        Blaise T. Carrig, 60, was appointed Co-President of the Company in June 2011 and previously served as Co-President, Mountain Division, from April 2010 to June 2011. From September 2008 to April 2010, Mr. Carrig was Co-President, Mountain Division and Chief Operating Officer of Heavenly Mountain Resort. He was previously appointed Executive Vice President, Mountain Division and Chief Operating Officer of Heavenly Mountain Resort in January 2008. Mr. Carrig joined the Company as Senior Vice President and Chief Operating Officer of Heavenly Mountain Resort in September 2002. Mr. Carrig was President and Managing Director of The Canyons, a ski and snowboard resort, in Park City, Utah from July 1997 through August 2002 and, from 1976 to 1997, was employed at Sugarbush Resort in Warren, Vermont. At Sugarbush, he held various management positions in Mountain Operations, ultimately serving as the Managing Director of the resort.

        John McD. Garnsey, 61, was appointed Co-President of the Company in June 2011 and previously served as Co-President, Mountain Division, from April 2010 to June 2011. From September 2008 to

April 2010, Mr. Garnsey was Co-President, Mountain Division and Chief Operating Officer of Beaver Creek. He was previously appointed Executive Vice President, Mountain Division and Chief Operating Officer of Beaver Creek in January 2008. Mr. Garnsey joined the Company as Senior Vice President and Chief Operating Officer of Beaver Creek in May 1999. Mr. Garnsey served as President of the Vail Valley Foundation from 1991 through April 1999 and as Vice President from 1983 to 1991.

        Fiona E. Arnold, 44, was appointed Executive Vice President, General Counsel and Secretary of the Company in June 2011. She served as Senior Vice President and General Counsel from June 2007 to June 2011, and has served as Secretary of the Company since September 2007. Ms. Arnold joined the Company as Vice President and Deputy General Counsel in September 2006. From 2003 to 2006, Ms. Arnold served as Associate General Counsel for Western Gas Resources, Inc., an independent processor, transporter and marketer of natural gas and natural gas liquids, in Denver, Colorado and from 2001 to 2003 she served as Vice President of Legal and Business Affairs and Assistant General Counsel for Crown Media Holdings, Inc., also in Denver. From 1998 to 2001, Ms. Arnold was an associate at the law firm Jones Day in Dallas, Texas, where she practiced securities and transactional law. Ms. Arnold began her legal career in Australia in 1993.

        Mark L. Schoppet, 52, was appointed Senior Vice President, Controller and Chief Accounting Officer in April 2010 and served as Vice President, Controller and Chief Accounting Officer from October 2008 to April 2010. Mr. Schoppet joined the Company as Vice President and Controller in November 2005. Before joining the Company, Mr. Schoppet was an independent consultant to the Company since 2004. Mr. Schoppet was Managing Partner of the Little Rock, Arkansas office of Arthur Andersen LLP, an accounting firm, from 1994 to 2002 and was an independent consultant to Arthur Andersen LLP from 2002 to 2004. Mr. Schoppet joined Arthur Andersen LLP in 1981 and has more than 20 years of public accounting experience.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

        Set forth in the following table is the beneficial ownership of common stock at the close of business on October 6, 2011 for all directors, nominees, the named executive officers listed on the "Summary Compensation Table," and, as a group, such persons and all other executive officers as of such date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Roland A. Hernandez			*
Thomas D. Hyde		(1)	*
Richard D. Kincaid		(2)	*
John T. Redmond		(3)	*
Hilary A. Schneider			*
John F. Sorte		(4)	*
Robert A. Katz		(5)%
Jeffrey W. Jones		(6)	*
Blaise T. Carrig		(7)	*
John McD. Garnsey		(8)	*
Fiona E. Arnold		(9)	*
Directors, nominees and executive officers as a group (12 Persons)		(10)%

*
Applicable percentages are based on                shares outstanding on October 6, 2011, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is 390 Interlocken Crescent, Broomfield, CO 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table report having sole voting and investment power with respect to all shares of common stock known as beneficially owned by them.

The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the restricted stock units, or RSUs, and common stock underlying stock appreciation rights, or SARs, and options held by that person that are currently exercisable or are exercisable within 60 days of October 6, 2011, but excludes RSUs and our common stock underlying SARs or options held by any other person.

(1)
Includes          SARs which would be exercisable for        shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(2)
Includes          SARs which would be exercisable for        shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(3)
Includes          SARs which would be exercisable for        shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(4)
Includes options to purchase            shares of common stock which are currently exercisable. Includes          SARs which would be exercisable for                shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(5)
Includes options to purchase            shares of common stock which are currently exercisable. Includes                SARs which would be exercisable for                shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(6)
Includes options to purchase            shares of common stock which are currently exercisable. Includes                SARs which would be exercisable for                shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(7)
Includes options to purchase            shares of common stock which are currently exercisable. Includes                SARs which would be exercisable for                shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(8)
Includes options to purchase            shares of common stock which are currently exercisable. Includes                SARs which would be exercisable for                shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(9)
Includes            SARs which would be exercisable for                shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

(10)
Includes options to purchase            shares of common stock and                SARs which would be exercisable for                shares of common stock (assuming a fair market value of $          , the closing price of our common stock on October 6, 2011).

INFORMATION AS TO CERTAIN STOCKHOLDERS

        Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company's voting securities at the close of business on October 6, 2011, based on filings required by the SEC.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Total
Ronald Baron/BAMCO	5,807,942	(1)%
Advisory Research, Inc.	3,485,341	(2)%
Janus Capital Management LLC	3,201,436	(3)%
Piper Jaffray Companies	3,116,927	(4)%
Paulson & Co. Inc.	2,239,924	(5)%
Southeastern Asset Management, Inc.	2,166,100	(6)%
BlackRock, Inc.	2,131,248	(7)%
Marsico Capital Management, LLC	1,847,477	(8)%

  Applicable percentages are based on                shares outstanding on October 6, 2011.

(1)
As reported by Baron Capital Group, Inc. ("BCG"), Ronald Baron, BAMCO, Inc. ("BAMCO"), Baron Capital Management, Inc. ("BCM"), Baron Asset Fund ("BAF") and Baron Growth Fund ("BGF") on a joint Schedule 13G/A filed with the SEC on February 14, 2011. BAMCO and BCM are subsidiaries of BCG. BAF and BGF are advisory clients of BAMCO. Ronald Baron owns a controlling interest in BCG and is Chairman and Chief Executive Officer of BCG, BAMCO and BCM and Chief Executive Officer of BAF and BGF. The address for BCG is 767 Fifth Avenue, 49th Floor, New York, NY 10153. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

(2)
As reported by Advisory Research, Inc. on Schedule 13G/A filed with the SEC on February 12, 2010. The address for Advisory Research, Inc. is 180 N. Stetson Street, Suite 5500, Chicago, IL 60601.

(3)
As reported by Janus Capital Management LLC and Janus Contrarian Fund on a joint Schedule 13G/A filed with the SEC on February 14, 2011. The address for Janus Capital Management, LLC is 151 Detroit Street, Denver, CO 80206.

(4)
As reported by Piper Jaffray Companies on Schedule 13G/A filed with the SEC on February 10, 2011. The address for Piper Jaffray Companies is 800 Nicollet Mall, Suite 800, MAIL STOP J09N02, Minneapolis, MN 55402.

(5)
As reported by Paulson & Co. Inc. on Schedule 13G filed with the SEC on February 16, 2010. The address for Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

(6)
As reported by Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and O. Mason Hawkins on a joint Schedule 13G filed with the SEC on February 7, 2011. The address for Southeastern Asset Management, Inc. is 6410 Poplar Ave., Suite 900, Memphis, TN 38119.

(7)
As reported by BlackRock, Inc. on Schedule 13G filed with the SEC on February 9, 2011. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10055.

(8)
As reported by Marsico Capital Management, LLC on Schedule 13G/A filed with the SEC on February 11, 2011. The address for Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, CO 80202.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Company's Board acts as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company's stockholders. The Board selects, advises and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of each of the committees of the Board and the Company's Code of Ethics and Business Conduct, which we refer to as the Code of Ethics, provide the framework for the governance of the Company. A complete copy of the Company's Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics for employees and directors may be found in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com. Copies of these materials are available in print, without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021.

Board Leadership and Lead Independent Director

        Currently, the positions of Chairman of the Board and Chief Executive Officer of the Company are held by the same person, Mr. Katz. When the Chairman of the Board is a non-independent director, the independent directors elect an independent director to serve in a lead capacity. Mr. Katz serves as Chairman of the Board and Mr. Hernandez serves as our Lead Independent Director, or Lead Director. The Board has adopted a Charter of the Lead Independent Director, which is available as Appendix A to the Corporate Governance Guidelines, which are available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com. The Lead Director coordinates the activities of the other non-management directors and performs such other duties and responsibilities as the Board may determine. The specific duties of the Lead Director include:

  •
  presiding over meetings of the Board at which the Chairman is not present, including executive sessions of independent directors;

  •
  having the authority to call meetings of the independent directors;

  •
  serving as the presiding director for purposes of all rights and duties assigned to the presiding director under the Company's Bylaws, including the right to call special meetings of the Board;

  •
  serving as principal liaison on Board-wide issues between the independent directors and the Chairman;

  •
  reviewing information sent to the Board and communicating with management if there needs to be additional materials or analyses provided to directors;

  •
  approving meeting agendas and meeting schedules for the Board, to assure that there is sufficient time for discussion of all agenda items;

  •
  serving as the point of contact for communications from stockholders or other interested parties directed to the Lead Director or the non-management directors or Board as a group;

  •
  ensuring that he is available for consultation and direct communication, if requested by major stockholders; and

  •
  serving on the Executive Committee of the Board.

        The Board believes that a single leader serving as Chairman and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board believes that this approach makes sense because the Chief Executive Officer is the individual with primary responsibility for implementing the Company's strategy, directing the work of other officers and leading implementation of the Company's strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to stockholders, and enables the Chief Executive Officer to act as the key link between the Board and other members of management.

Meetings of the Board

        The Board held a total of four meetings during fiscal 2011. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees of the Board on which he or she served. In accordance with our Corporate Governance Guidelines, directors are invited and encouraged to attend our annual meetings of stockholders. All of the directors attended our 2010 annual meeting of stockholders.

Executive Sessions

        The non-management directors' practice is to meet in executive session following the conclusion of each Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee's annual review of the Chief Executive Officer. These executive sessions are chaired by the Lead Director. Interested parties, including our stockholders, may communicate with the Lead Director and the non-management directors by following the procedures under the heading "Communications with the Board" below.

 Director Nominations

        The Nominating & Governance Committee considers and recommends candidates for election to the Board. The committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include independence, wisdom, integrity, understanding and general acceptance of the Company's corporate philosophy, business or professional knowledge and experience that can bear on the Company's and the Board's challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one's mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity, and international/global experience.

        Stockholders who wish to submit candidates for consideration by the Nominating & Governance Committee for election at an annual or special meeting of stockholders should follow the procedure described in our Bylaws. As disclosed in the Company's Form 8-K filed with the SEC on June 10, 2011, the Board has adopted revisions to our Bylaws to, among other things, expand the advance notice requirements for stockholders to nominate candidates for election to the Board. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Governance Committee recommended the eight nominees for election at this year's annual meeting, all of whom are currently serving as directors.

Determinations Regarding Independence

        Under the Company's Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent under the Corporate Governance Standards of the NYSE. In accordance with the Corporate Governance Guidelines and the Corporate Governance Standards of the NYSE, the Board has adopted categorical standards of director independence to assist it in making determinations of independence of Board members. These categorical standards of director independence are available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com. The Board has affirmatively determined that each of the nominees, other than Mr. Katz and Mr. Jones, is "independent" under applicable rules of the NYSE and the categorical standards of director independence adopted by the Board.

Communications with the Board

        The Company's Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board or the non-management directors. This information is available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com.

Code of Ethics and Business Conduct

        The Company has adopted a Code of Ethics that applies to all directors and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken

Crescent, Broomfield, CO 80021. The Company will also post on its website any amendment to the Code of Ethics and any waiver granted to any of its directors or executive officers.

Risk Management

        The Company's Board believes that oversight of the Company's overall risk management program is the responsibility of the entire Board. We view risk management as an important part of the Company's overall strategic planning process. The Board has delegated the regular oversight of the elements of the risk management program to the Audit Committee and the Board receives updates on individual areas of risk from the Audit Committee. The Board schedules a risk management review agenda item for regular Board meetings on a periodic basis and additionally as needed, during which the Audit Committee reports to and informs the Board of its risk management oversight activities. Senior management reports directly to the Audit Committee at each scheduled Audit Committee meeting and additionally as needed on the status of the Company's day-to-day risk management program. The Audit Committee has established an internal audit function to provide management and the Board with ongoing assessments of the Company's risk management processes and systems of internal control. In addition, as part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company's processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company's guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

Compensation Risk Assessment

        Our Compensation Committee, with the assistance of our outside compensation consultant, reviewed the material compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee believes that the Company's compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, does not present risks that are reasonably likely to have a material adverse effect on the Company.

Committees of the Board

        The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating & Governance Committee. The charters for all of these committees, which have been approved by the Board, are available in the "investor relations" section of the Company's website under "corporate governance" at www.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

  The Executive Committee

        The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. The members of the Executive Committee are Messrs. Katz, Hernandez and Sorte. During fiscal 2011, the Executive Committee did not hold any formal meetings but acted by written consent three times.

  The Audit Committee

        The Audit Committee is primarily concerned with the effectiveness of the Company's independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to: (1) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company's independent registered public accounting firm; (2) approve all audit engagement fees and terms, as well as all permissible non-audit service engagements with the independent registered public accounting firm; (3) discuss with management and the independent registered public accounting firm and meet to review the Company's annual audited financial statements and quarterly financial statements, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual and quarterly reports filed with the SEC; (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company, or individuals in financial reporting oversight roles at the Company, and the independent registered public accounting firm; (5) establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (6) monitor the rotation of partners of the independent auditors on the Company's audit engagement team as required by law; (7) review and approve or reject transactions between the Company and any related persons in accordance with the Company's Related Party Transactions Policy; (8) confer with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; (9) oversee management's efforts to monitor compliance with the Company's programs and policies designed to ensure adherence to applicable laws and regulations and the Company's Code of Ethics; (10) annually prepare a report as required by the SEC to be included in the Company's annual proxy statement; and (11) discuss policies with respect to risk assessment and risk management.

        The members of the Audit Committee are Mr. Hyde, Chairman, and Messrs. Hernandez and Redmond. The Board has determined that Messrs. Hyde and Hernandez are each an "audit committee financial expert" as defined in the SEC's rules and regulations adopted pursuant to the Exchange Act. The Board has determined that all current members of the Audit Committee are "independent" as defined by the Corporate Governance Standards of the NYSE and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings during fiscal 2011.

AUDIT COMMITTEE REPORT*

        Management is responsible for the Company's accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the committee has met and held discussions with management and the Company's independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements for the fiscal year ended July 31, 2011 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company's independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee further discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, as well as the Company's independent registered public accounting firm's opinion on the effectiveness of the Company's internal control over financial reporting.

        The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and the Audit Committee discussed with the Company's independent registered public accounting firm, and were satisfied with, that firm's independence from the Company and its management. The Audit Committee has also considered whether the Company's independent registered public accounting firm's provision of non-audit services to the Company is compatible with the auditors' independence.

        The Audit Committee discussed with the Company's internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company's independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting. Additionally, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company's internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.

        Based upon the Audit Committee's discussion with management and the Company's independent registered public accounting firm, the Audit Committee recommended to the Board that the Company's audited financial statements as of and for the fiscal year ended July 31, 2011 be included in the Company's annual report on Form 10-K for the year ended July 31, 2011 for filing with the SEC on September 22, 2011.

Audit Committee Thomas D. Hyde, Chairman Roland A. Hernandez John T. Redmond

*
In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

  The Compensation Committee

        The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives (including the Chief Executive Officer's performance in fostering a culture of ethics and integrity), and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer's compensation level based on this evaluation; (2) review the performance of and the individual elements of total compensation for the executive officers of the Company, including any amendments to such executive's employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements; (3) oversee the Company's overall compensation structure, policies and programs for executive officers and employees, including assessing the incentives and risks arising from or related to the Company's compensation programs and plans, and assessing whether the incentives and risks are appropriate; (4) review and approve the Company's incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, and review and approve issuances of equity securities to employees of the Company; (5) review and recommend to the Board annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred; (6) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company's Compensation Discussion and Analysis, or CD&A, and consider whether to recommend that it be included in the Company's proxy statement or annual report on Form 10-K filed with the SEC; and (7) consider and recommend to the Board the frequency of the Company's advisory vote on executive compensation.

        The members of the Compensation Committee are Mr. Sorte, Chairman, Mr. Kincaid and Ms. Schneider. The Board has determined that all current members of the Compensation Committee are "independent" as defined by the Corporate Governance Standards of the NYSE. Also, the Compensation Committee consists of "non-employee directors," within the meaning of Rule 16b-3 promulgated under the Exchange Act and "outside directors," within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Compensation Committee held four meetings during fiscal 2011.

  Compensation Committee Processes and Procedures

        The Compensation Committee meets as often as necessary to carry out its responsibilities. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's fees and other retention terms.

        Our Compensation Committee expects that it will seek advice from outside compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company's compensation programs remain appropriate and consistent with industry practices. As part of the Compensation Committee's annual review of compensation for the fiscal year ended July 31, 2011, the Compensation Committee engaged Hewitt Associates LLC as compensation consultant to develop a comparative group of companies and prepare a competitive benchmarking analysis for various compensation components provided at executive levels, as discussed in more detail in the CD&A section of this proxy statement.

        Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant equity awards for hiring incentive grants or to promoted non-executive employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-executive employees within specified limits approved by the Compensation Committee. The Chief Executive Officer's authority to make new hire incentive grants is limited by certain restrictions as established by resolution of the Compensation Committee.

        Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, at various times as needed throughout the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. The Compensation Committee makes all final determinations regarding these awards, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

        The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2011 are described in greater detail in the CD&A section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.

  Compensation Committee Interlocks and Insider Participation

        During fiscal 2011, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of ours.

COMPENSATION COMMITTEE REPORT*

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended July 31, 2011 and the Board approved that recommendation.

Compensation Committee John F. Sorte, Chairman Richard D. Kincaid Hilary A. Schneider

*
In accordance with the rules and regulations of the SEC, the material in the above report shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C, under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act, notwithstanding any general incorporation of this proxy statement into any other document filed with the SEC.

  The Nominating & Governance Committee

        The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to: (1) review the overall composition of the Board; (2) actively seek individuals qualified to become Board members for recommendation to the Board; (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board; (4) oversee the evaluation of the performance of the Board and oversee the annual self-evaluation process of the Board and each committee; (5) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval; (6) review and present to the Board individual director candidates recommended for the committee's consideration by stockholders and stockholder nominations for director that are made in writing to the Secretary of the Company in compliance with the Company's Bylaws; and (7) review and present to the Board stockholder proposals. The Nominating & Governance Committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm's fees and other retention terms.

        The members of the Nominating & Governance Committee are Mr. Hernandez, Chairman, Messrs. Hyde and Sorte. The Board has determined that all current members of the Nominating & Governance Committee are "independent" as defined by the Corporate Governance Standards of the NYSE. The Nominating & Governance Committee held one meeting during fiscal 2011.

Compensation of Directors

        The following table shows for fiscal 2011 certain information with respect to the compensation of all non-employee directors of the Company:

Director Compensation for Fiscal 2011

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(4) (g)	Total ($) (h)
Roland A. Hernandez(5)	104,500	127,484	—	—	—	2,848	234,832
Thomas D. Hyde(6)	82,000	127,484	—	—	—	1,315	210,799
Richard D. Kincaid(7)	47,000	127,484	—	—	—	3,086	177,570
John T. Redmond(8)	71,000	127,484	—	—	—	—	198,484
Hilary A. Schneider(9)	52,000	127,484	—	—	—	—	179,484
John F. Sorte(10)	60,500	127,484	—	—	—	19,085	207,069

(1)
Robert A. Katz and Jeffrey W. Jones are also each named executive officers and their compensation as Chief Executive Officer and Co-President and Chief Financial Officer, respectively, is included in the Summary Compensation Table in the "Executive Compensation" section of this proxy statement. Neither of Messrs. Katz or Jones receives any additional compensation for their service on the Board.

(2)
Consists of non-employee director annual retainers and meeting fees, and, if applicable, lead director fees, Audit Committee, Compensation Committee or Nominating & Governance Committee Chairman fees, Audit Committee member fees, and Audit Committee, Compensation

  Committee or Nominating & Governance Committee meeting fees. Fees for each director in fiscal 2011 were as follows:

		Board of Directors		Committees							Total
				Audit		Compensation		Nominating & Governance		Executive
Name	Fiscal Year	Board Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Committee Service ($)	Meeting Attendance ($)	Meeting Attendance ($)(a)	($)
Roland A. Hernandez	2011	53,000	20,000	15,000	8,000	—	—	7,500	1,000	—	104,500
Thomas D. Hyde	2011	28,000	20,000	25,000	8,000	—	—	—	1,000	—	82,000
Richard D. Kincaid	2011	28,000	15,000	—	—	—	4,000	—	—	—	47,000
John T. Redmond	2011	28,000	20,000	15,000	8,000	—	—	—	—	—	71,000
Hilary A. Schneider	2011	28,000	20,000	—	—	—	4,000	—	—	—	52,000
John F. Sorte	2011	28,000	20,000	—	—	7,500	4,000	—	1,000	—	60,500

  (a)
  The Executive Committee did not hold any formal meetings during fiscal 2011 but instead took certain actions by unanimous written consent.
(3)
The amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2011 computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.

(4)
Directors receive benefits consisting of lodging, ski school privileges and discretionary spending on services at our properties for personal use, in accordance with the terms of the Company's Perquisite Fund Program, or Perquisite Program. For fiscal 2011, each director was entitled to an annual $30,000 allowance to be used at the Company's resorts in accordance with such program, under which directors may draw against the account to pay for services at the market rate for the applicable resort or services. Unused funds in each director's account at the end of each fiscal year are forfeited. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year. Perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges. In addition, each year we allow each director to designate one charity as the recipient of a vacation package with a retail value of no more than $4,000 and to include only the same array of services that are eligible under the Perquisite Program. We also require that the package be given as part of a public event, dinner or auction and that the Company receive appropriate credit and marketing presence. All other compensation includes the following:

Name	Fiscal Year	Charitable Contribution of Vacation Package ($)(a)	Company paid lodging, ski school privileges and discretionary spending on goods and services ($)	Total ($)
Roland A. Hernandez	2011	2,848	—	2,848
Thomas D. Hyde	2011	1,315	—	1,315
Richard D. Kincaid	2011	3,086	—	3,086
John T. Redmond	2011	—	—	—
Hilary A. Schneider	2011	—	—	—
John F. Sorte	2011	—	19,085	19,085

(a)
Represents the aggregate incremental cost to the Company of the vacation package to one of our resorts.
(5)
As of July 31, 2011, Mr. Hernandez held 3,427 RSUs.

(6)
As of July 31, 2011, Mr. Hyde held 296 SARs and 3,427 RSUs.

(7)
As of July 31, 2011, Mr. Kincaid held 296 SARs and 3,427 RSUs.

(8)
As of July 31, 2011, Mr. Redmond held 296 SARs and 3,427 RSUs.

(9)
As of July 31, 2011, Ms. Schneider held 3,427 RSUs.

(10)
As of July 31, 2011, Mr. Sorte held 22,500 shares subject to outstanding stock options, 296 SARs and 3,427 RSUs.

  Director Cash Compensation

        As set forth in footnote 2 above, all of our non-employee directors receive annual fees, payable in quarterly installments. For fiscal 2011, the annual retainer for each Board member was $28,000 and meeting fees were $5,000 for each Board meeting attended in person and $1,000 for meetings attended telephonically. In addition, the Lead Director of the Board received an additional $25,000 per year, the Chairman of the Audit Committee received an additional $25,000 per year, each other Audit Committee member received an additional $15,000 per year and the Chairman of the Nominating & Governance Committee and the Chairman of the Compensation Committee each received an additional $7,500 per year. A non-executive Chairman of the Board would receive an additional annual retainer of $50,000, but our Chief Executive Officer is currently our Chairman of the Board and he is not entitled to this retainer. Members of the Executive Committee, Compensation Committee and Nominating & Governance Committee received $1,000 per committee meeting attended and Audit Committee members received $2,000 per committee meeting attended.

        All directors receive reimbursement of their reasonable travel expenses in connection with their service.

  Director Equity Compensation

        The Company provides its directors with equity compensation as determined each year by the Compensation Committee, which for fiscal 2011, consisted of 3,427 RSUs granted on September 21, 2010 which vest one year from the date of grant as set forth in the "Director Compensation" table and footnote 3 above.

  Stock Ownership Guidelines for Non-Employee Directors

        Each non-employee director must own the greater of five times his or her annual cash retainer for Board service or $250,000 in value within five years of the date such director is elected or appointed to the Board. Directors are not permitted to sell any shares of common stock until such time as the ownership guidelines have been satisfied and then only to the extent that such sales do not reduce such director's ownership below the threshold requirement. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. All non-employee directors are currently in compliance with our stock ownership guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such officers, directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company, and written representations that no other reports were required to be filed during fiscal 2011, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for fiscal 2011.

 TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions Policy and Procedures

        We have adopted a written Related Party Transactions Policy that sets forth the Company's policies and procedures regarding the identification, review, consideration and approval or ratification of "related party transactions." For purposes of our policy only, a "related party transaction" is a transaction, contract, agreement, understanding, loan, advance or guarantee (or any series of similar transactions or arrangements) in which the Company and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company solely in their capacity as an officer or director by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, or any immediate family member of an executive officer or director, including any entity in which such persons are an officer or 10% or greater equity holder.

        Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chairman of the Audit Committee, the full Audit Committee or the Board for consideration and approval or ratification, depending upon the size of the transaction involved. In considering related party transactions, the Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.

        As discussed above, we have adopted a Code of Ethics that applies to all directors and employees. We distribute the Code of Ethics to every employee, officer and director and convey our expectation that every employee, officer and director read and understand the Code of Ethics and its application to the performance of each such person's business responsibilities. To assist in identifying such proposed transactions as they may arise, our Code of Ethics utilizes a principles-based guideline to alert employees and directors to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual's personal, social, financial or political interests conflict with his or her loyalty to the Company. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction or business dealing involving anyone employed by the Company, then that person is instructed under the Code of Ethics to report such belief to a supervisor, the legal department, a member of the Company's Compliance & Ethics Committee or the General Counsel.

        To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us. In addition, all employees who are Vice President level or higher must certify their compliance with the Code of Ethics on an annual basis.

Certain Related-Person Transactions

        During fiscal 2011 and through the date of this proxy statement, there were no related party transactions under the relevant standards described above.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2011 with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three other most highly compensated executive officers, which we refer to in this proxy statement as our "named executive officers," as set forth below:

  •
  Robert A. Katz, Chief Executive Officer

  •
  Jeffrey W. Jones, Co-President and Chief Financial Officer

  •
  Blaise T. Carrig, Co-President

  •
  John McD. Garnsey, Co-President

  •
  Fiona E. Arnold, Executive Vice President and General Counsel

Executive Summary

  Fiscal 2011 Performance Highlights

        As described in our annual report on Form 10-K for fiscal 2011, our financial results were strong relative to our fiscal 2010 results. Highlights for fiscal 2011 include:

  •
  Skier visit increase of 4.1%, excluding Northstar-at-Tahoe, versus increase of 0.6% across the rest of the United States;

  •
  Resort Reported EBITDA of $221.9 million for fiscal 2011 improved by $35.5 million, or 19%, compared with fiscal 2010;

  •
  Resort net revenue was $966.8 million for fiscal 2011 compared to $833.8 million for fiscal 2010;

  •
  Net income attributable to Vail Resorts, Inc. of $34.5 million for fiscal 2011 increased by $4.1 million, or 13.5%, from fiscal 2010;

  •
  Mountain segment revenue was $752.2 million for fiscal 2011 compared to $638.5 million for fiscal 2010, a 17.8% increase;

  •
  Mountain Reported EBITDA was $213.2 million for fiscal 2011 compared to $184.0 million for fiscal 2010, a 15.8% improvement;

  •
  Lodging segment net revenue was $214.7 million for fiscal 2011 compared to $195.3 million for fiscal 2010, a 9.9% increase;

  •
  Lodging Reported EBITDA was $8.8 million for fiscal 2011 compared to $2.4 million for fiscal 2010, an increase of 266%;

  •
  Real Estate segment net revenue was $200.2 million for fiscal 2011 compared to $61.0 million in fiscal 2010;

  •
  Net debt to Total Reported EBITDA declined from 2.8 times to 1.9 times;

  •
  Successful refinancing of senior credit facility and senior subordinated notes, extending their maturities to 2016 and 2019, respectively, and have virtually no principal payments due on debt until 2019; and

  •
  In the fourth quarter of fiscal 2011, we commenced the payment of a regular quarterly cash dividend of $0.15 per share as part of a planned annual cash dividend of $0.60 per share.

        Please see pages 31, 42 and 43 of our annual report on Form 10-K for fiscal 2011 filed with the SEC on September 22, 2011 for information regarding our use of the non-GAAP financial measures described above and a reconciliation of the differences between the non-GAAP financial measures described above and their most directly comparable GAAP financial measures.

  Emphasis on Pay for Performance

        As discussed in further detail below, one of the key objectives of our executive compensation program is to emphasize pay for performance to help incentivize our management team to drive superior results and generate stockholder value. We accomplish this objective in the following ways:

  •
  Our annual bonus plan, which applies to the award of short-term non-equity incentive compensation, the Management Incentive Plan ("MIP"), focuses our executives on the key corporate financial metrics that we believe drive our best results. As explained in more detail below, because Resort Reported EBITDA (earnings before interest, taxes, depreciation and amortization, as reported for our Mountain and Lodging segments) is the primary performance metric associated with the MIP for our named executive officers, their annual bonus fluctuates with our performance and the achievement of our annual goals as set forth by the Compensation Committee each fiscal year.

  •
  A significant portion of our named executive officers' total annual compensation is in the form of long-term equity incentive compensation, including stock appreciation rights and restricted stock units, each of which generally vest over three years.

  •
  As executives attain greater levels of responsibility at the Company, the percentage of their total compensation that is variable or "at risk" increases and the percentage that is fixed decreases. As such, a significant percentage of our named executive officers' compensation is tied to incentives, putting the majority of pay for these individuals at risk. The following chart shows the percentage of total compensation awarded to Mr. Katz and to the other four named executive officers (on average) that was at risk (consisting of equity and non-equity incentive awards) versus fixed (consisting of salary plus other benefits) based on amounts shown in the Summary Compensation Table for fiscal 2011:

  •
  In furtherance of our pay for performance philosophy and to further align our CEO's compensation with the interest of our stockholders, the Compensation Committee has modified the long-term equity-based incentive grant practice for our CEO. Beginning in fiscal 2012, at least 50% of the shares subject to long-term equity incentive awards granted to our CEO each fiscal year (not including any RSUs granted in payment of his annual bonus which are already tied to the performance metrics set forth under the MIP) will be "performance-based" stock awards. For this purpose, "performance-based" stock awards will include (i) awards that do not vest or become exercisable unless certain specific business performance goals established by the Compensation Committee at the time of grant of the award are satisfied, and/or (ii) stock options or stock appreciation rights subject to time-based vesting criteria, but with exercise prices that are at least 25% greater than the fair market value of our common stock on the date of grant. Consistent with this practice, on September 20, 2011, Mr. Katz was awarded long-term equity incentive awards consisting of the following: 142,384 SARs with an exercise price equal to the closing price of our common stock on the date of grant (the "Closing Price") and 142,384 SARs with an exercise price equal to 125% of the Closing Price.

  Executive Compensation Governance Principles and Practices

        Our executive compensation program contains the following core governance principles, which we view as important components of our Company's commitment to good corporate governance practices generally:

  •
  Independent Compensation Committee.  Our executive compensation program is reviewed annually by the Compensation Committee, which consists solely of independent directors and which makes all final determinations regarding executive compensation.

  •
  Significant Portion of Executive Compensation Tied to Performance.  A significant portion of our executives' compensation is comprised of elements of performance-based, incentive compensation that are tied to defined corporate and individual performance goals or stock price performance. In the last three fiscal years, approximately 88% of our CEO's total compensation and approximately 70% of our other named executive officers' total compensation, on average, as reported in the Summary Compensation Table below, has been in the form of short and long-term incentive-based compensation. These percentages generally are significantly higher compared with the companies in our peer group. In addition, beginning in fiscal 2012, at least 50% of the shares subject to long-term equity incentive awards granted to our CEO each fiscal year (not including any RSUs granted in payment of his annual bonus) will be "performance-based" stock awards.

  •
  Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives.  A significant portion of our executives' compensation is comprised of elements of long-term equity-based incentives, including stock appreciation rights and restricted stock units, each of which vest over three years. In the last three years, approximately 82% of our CEO's total compensation and approximately 57% of our other named executive officers' total compensation, on average, as reported in the Summary Compensation Table below, has been in the form of long-term equity-based incentives. These percentages generally are significantly higher compared with the companies in our peer group. Moreover, Mr. Katz has agreed to receive 50% of his annual bonus in cash and the other 50% of his annual bonus in RSUs that vest annually over a three-year period, meaning one-half of the bonus Mr. Katz earns on the basis of the Company's achievement of annual performance goals is subject to further time-based vesting and changes in the value of our common stock over that period.

  •
  Market Alignment of Compensation But With Greater Emphasis on At-Risk Compensation.  To attract and retain talented executives, we seek to align target pay levels for our named executive officers between the 50th and 75th percentile of compensation as compared with companies in our peer group. However, as compared with companies in our peer group, we generally make at-risk compensation a more significant component of our executives' compensation in order to emphasize pay for performance.

  •
  Independent Compensation Consultant.  The Compensation Committee periodically retains and receives advice from an independent compensation consultant that does not perform any additional consulting or other services for the Company or management.

  •
  Clawback Policy.  The Compensation Committee voluntarily adopted a "clawback" policy that, in the event of a financial restatement, allows us to recoup incentive compensation that was paid based on the misstated financial information.

  •
  Stock Ownership Guidelines.  Our executives are subject to stock ownership guidelines, requiring that they hold a meaningful amount of our common stock, which helps to align their interests with those of our stockholders.

  •
  Anti-Hedging Policy.  Our executives and directors are prohibited from conducting short sales or investing in other derivatives of the Company's securities, including put and call options and collar transactions, under our Insider Trading Compliance Program.

  •
  Limited Perquisites.  We provide our executives with limited perquisites, which are generally limited to credit at our owned and operated properties and are designed to incentivize our executives to visit and utilize our resorts in order to inform decision making regarding our businesses and provide relevant feedback concerning our properties and services.

  •
  No Tax Gross-ups on Perquisites.  We do not pay tax gross-ups on the limited perquisites that our executives receive.

  •
  No Automatic Salary Increases or Guaranteed Bonuses.  Our executive employment agreements do not provide for automatic salary increases or guaranteed bonus payments.

  •
  No Automatic Cash Based Payments or Benefits Upon a Change in Control.  The change in control arrangements provided to our executives require a termination event to occur (including a termination by the executive for "good reason") following a change in control before any cash based payments or benefits are triggered. See discussion below under "Post Termination Compensation." Additionally, our CEO has amended his employment agreement to eliminate rights he previously had to cash payments in the event of a voluntary resignation following a change in control.

  •
  No Excise Tax Gross-ups.  We are not required to pay excise tax gross-ups in connection with the change in control arrangements provided to our executives.

  •
  Use of Tally Sheets.  The Compensation Committee uses tally sheets that provide information as to all compensation that is potentially available to our named executive officers when evaluating executive compensation.

  •
  Annual Risk Assessment.  The Compensation Committee annually conducts a compensation risk assessment to determine whether its compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

  •
  No Pension Plans or SERPs.  We do not provide our executives with tax-qualified defined benefit pension plans or supplemental executive retirement plans (commonly referred to as "SERPs").

  •
  Modification of Executive Compensation During Recession.  As discussed below under Company-Specific Factors, during the recession, which began in 2008, our executives voluntarily took steps to reduce executive compensation, including foregoing annual merit increases, reducing salaries, and in the case of our CEO, taking no salary for a twelve month period.

        The following discussion provides additional detail and analysis regarding the Compensation Committee's decisions relating to the compensation of our named executive officers for fiscal 2011, including the philosophy and objectives underlying our approach to executive compensation, our process for making decisions with respect to executive compensation and the specific factors in that decision-making process, and the various elements of compensation we use in remunerating and incentivizing our executive officers.

Philosophy and Objectives of Our Executive Compensation Program

        As noted above, our executive compensation philosophy is designed to support our primary objective of emphasizing pay for performance to help incentivize executives to drive superior results and generate stockholder value. To achieve this objective, we focus on the following three key goals:

  •
  Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives;

  •
  Emphasizing Pay for Performance.  Emphasize pay for performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance; and

  •
  Encouraging Stock Ownership.  Encourage executive stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders.

Compensation-Setting Process

  Participants in Setting Executive Compensation

        The Compensation Committee is responsible for determining the compensation of our executive officers, including our named executive officers.

        In appropriate circumstances, such as when new market data supports a market adjustment, the Compensation Committee, in its discretion, considers the recommendations of our CEO, Mr. Katz, in setting executive compensation, including the compensation of the other named executive officers. The Compensation Committee, however, makes all final determinations regarding these awards. None of our executive officers, including Mr. Katz, are involved in the deliberations or the determination with respect to their own compensation.

  Comparative Framework

        To achieve our executive compensation objectives, the Compensation Committee periodically analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in other companies operating in the leisure, travel, gaming and hospitality industries, which we refer to in this proxy statement as the peer group. We face a somewhat unique challenge in establishing a peer group, as few publicly traded companies participate in more than one of our operating segments. Thus, when evaluating executive compensation, we include in our peer group a variety of leisure, travel, gaming and hospitality companies with whom we may compete for executive talent and the discretionary travel dollars of our guests.

        When performing a compensation review, which we do at least annually, we may utilize an outside compensation consultant and review information collected and provided to us by the consultant. In fiscal 2011, the Committee engaged an independent compensation consultant, Hewitt Associates LLC, to perform a competitive market study of our executive compensation program. Hewitt provides no other consulting services to us or our management. The Hewitt study analyzed the Company's executive compensation relative to Hewitt's proprietary survey data as well as to suggested publicly-traded peer group companies. Based on the August 2010 report of Hewitt, the recommended competitive peer group from Hewitt, which was used as part of the Compensation Committee's annual review of compensation, consisted of the following companies for fiscal 2011:

Ameristar Casinos Inc.	Marriott International Inc.
Boyd Gaming Corp.	MGM Resorts International
Cedar Fair LP	Morgans Hotel Group Co.
Choice Hotels International Inc.	Isle of Capri Casinos Inc.
Gaylord Entertainment Co.	Starwood Hotels & Resorts
Las Vegas Sands Corp.	Wyndham Worldwide Corp.
Life Time Fitness Inc.	Wynn Resorts Ltd.

        The Committee uses survey and peer group information generally for competitive and retention purposes. Overall, we seek to compensate our named executive officers at the market median (the 50th percentile) of our peer group for their achievement of target levels of performance, as adjusted based upon Company performance, individual performance, and long-term value of the executive to the Company. However, in furtherance of our philosophy of emphasizing pay for performance, we seek to target compensation for our strong performers at the 75th percentile of pay of our peer group. We believe that compensating our named executive officers with a larger proportion of at-risk compensation elements (such as MIP awards, SARs and RSUs) in relation to more static compensation elements (such as base salary) and a larger proportion of long-term equity incentives (such as SARs and RSUs) in relation to short-term compensation elements (such as base salary and MIP awards) compared with the peer group more closely aligns the interests of our named executive officers with those of our stockholders.

        Hewitt analyzed their own survey data, which included 302 companies in our general industry with revenues under $5 billion, and used regression analyses to adjust their survey data to closely match our revenue and market capitalization. After reviewing this analysis and the publicly-traded peer group data, Hewitt reported that our executive compensation posture appears to be well-aligned with our stated compensation philosophy and strategy. Total compensation pay levels for our named executive officers aligned between the 50th and 75th percentile of the peer group, with at-risk compensation and long-term incentive compensation comprising a more significant component of compensation as compared with peer companies. The publicly-traded peer group included companies that are larger by revenue and market capitalization than we are which we believe is appropriate given that the complexity and sophistication of their business is comparable to ours. However, both Hewitt and the Compensation Committee primarily relied upon Hewitt's proprietary survey data in setting compensation policies and this survey data was adjusted to be comparable to our revenue and market capitalization with validation from the peer group.

        The charts below compare the pay mix for our CEO's target total direct compensation (consisting of base salary plus target bonus award plus grant date fair value of long-term incentives) against the pay mix of the CEOs' total direct compensation of the survey group and at the 50th percentile of the peer group. The charts are based on the compensation data provided by Hewitt to the Compensation Committee in August 2010, consisting of: (1) for our CEO, fiscal 2010 salary, target bonus and long-term incentives; and (2) for the CEOs in the survey group and peer group, fiscal 2009 salary, target bonus and long-term incentives.

Pay Mix for CEO

        While the Compensation Committee assessed the levels and mix of executive compensation relative to the peer group and survey data presented by Hewitt, it did not consider the executive compensation paid at the individual companies presented by Hewitt and did not seek to adjust any particular element of an executive's compensation, or an executive's compensation as a whole, to place such compensation at a specific level compared to the peer group and survey data. The Compensation Committee based its decisions on a variety of company-specific factors discussed below.

        The Compensation Committee will continue to seek advice from independent compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company's compensation programs remain appropriate and consistent with industry practices. Although the Compensation Committee believes that it is important to periodically review the compensation policies of its peer group and the survey data, the Compensation Committee also believes that the Company's executive compensation program must further the Company's business objectives and be consistent with the Company's culture. Therefore, while the Compensation Committee reviews the peer group and survey data, including the total and type of compensation paid to executive officers at peer group companies, to confirm that the compensation paid to the executive officers remains competitive, the Compensation Committee may not annually adjust the compensation paid to the executive officers based on the peer group or survey data.

  Company-Specific Factors

        In addition to considering market data with respect to executive compensation practices of companies within our peer group, the Compensation Committee takes into account individual performance, our retention needs, our relative performance and our own strategic goals. Also, the Company has in the past, and we intend in the future, to conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. For example, as part of a number of initiatives to control expenses, our named executive officers did not receive annual salary increases in the usual compensation cycle at the beginning of fiscal 2009 and the base salary for each of our named executive officers remained at the fiscal 2008 level. Subsequently, effective April 2, 2009, as part of a Company-wide wage reduction plan, the Compensation Committee approved a salary reduction of 10% for all executive officers of the Company, including the named executive officers (other than Mr. Katz). In view of the economic climate and its impact on the Company, Mr. Katz decided not to take any salary for a twelve month period and then receive his original salary reduced by 15% when his salary reinstated in April 2010. The named executive officers of the Company accepted these salary reductions and waived, in this instance, the restrictions in their employment agreements, if applicable, that their base salaries cannot be reduced at any time below the then-current levels. The wage reduction plan was adopted to preserve profitability by reducing labor costs, while protecting the guest experience by avoiding broad-based layoffs. More highly compensated employees had the largest percentage reductions. Effective April 1, 2010, on a Company-wide basis, the Company reinstated some of the 2009 wage reductions with a 2% interim wage increase for year round employees, including the named executive officers (other than Mr. Katz whose salary was reinstated at 85% of his pre-wage reduction salary immediately prior to receiving such 2% increase).

        The Compensation Committee, in conjunction with any data and recommendations provided by our independent compensation consultant in any given year, also annually analyzes tally sheets prepared for each of the named executive officers. Each of these tally sheets presents the dollar amount of each component of the named executive officers' compensation, including current cash compensation (base salary and annual bonus), perquisites and the value of equity awards previously granted to the named executive officers, as well as the amounts that would have been payable to each named executive officer if the named executive officer's employment had been terminated under a variety of scenarios as of the end of the most recently completed fiscal year. The Compensation Committee uses these tally sheets, which provide substantially the same information as is provided in the tables included in this proxy statement, together with peer group data primarily for purposes of analyzing our named executive officers' total compensation and determining whether it is appropriate to adjust the compensation mix for our CEO or other named executive officers on a going forward basis. In its most recent review of tally sheets, the Compensation Committee determined that total compensation amounts for our CEO and the other named executive officers remained consistent with our executive compensation philosophy and objectives.

 Elements of Compensation

  Overview

        Our executive compensation program consists of the following elements:

Compensation Element	Objective	Key Features Specific to Named Executive Officers
Base Salary	To attract and retain executives with a proven track record of performance

•       Established based primarily on the scope of their responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual's loss would have to the Company, and other factors which may be deemed to be relevant by the Compensation Committee, in their discretion.

•       Reviewed annually by the Compensation Committee and, based on this review, may be adjusted to realign salaries with market levels after taking into account individual responsibilities, the impact upon, and relative level of responsibility for, the Company's performance, long-term Company and individual performance and expertise.

•       Under their respective employment agreements, the base salaries for Messrs. Katz, Jones, Carrig and Garnsey may not be reduced at any time below the then-current level without their consent; each has previously consented to the 2009 reductions described above.

Annual Bonus	To incentivize achievement of near-term financial, operational and strategic goals over the course of the prior fiscal year and achievement of individual annual performance objectives

•       For each fiscal year, Company and individual performance elements drive two different aspects of the MIP: (1) the aggregate amount of funds available under the MIP (driven by Company performance), and (2) the specific allocation of awards to participants under the MIP (driven by Company performance for Mr. Katz and individual performance for the other named executive officers).

•       Mr. Katz receives his annual bonus 50% in cash and 50% in RSUs that vest annually over a three-year period.

Compensation Element	Objective	Key Features Specific to Named Executive Officers
Equity Incentives

To increase long-term stockholder value by retaining our executive officers in a competitive business environment and aligning the interests of these officers with those of our stockholders by encouraging stock ownership by our executive officers

•       Under our Amended and Restated 2002 Long Term Incentive Share Award Plan, we may make grants of stock options, restricted stock, RSUs and SARs.

•       For fiscal 2011, we utilized grants of service-based vesting RSUs and SARs rather than stock options, in part because RSUs and SARs provide both a high perceived value and strong retention value, and in part because executives do not incur out-of-pocket expenses to participate in these equity awards, thus providing additional linkage between the interests of our named executive officers and our stockholders.

•       The Compensation Committee has modified the long-term equity-based incentive grant practice for our CEO, pursuant to which at least 50% of the grants will be performance-based. In fiscal 2012, this consisted of 142,384 premium-price SARs, which vest annually over three years and have exercise prices that are 25% greater than the fair market value of our common stock on the date of grant.

•       The use of RSUs aligns the interests of our executives with that of our stockholders through stock ownership.

•       SARs are granted with an exercise price of no less than the fair market value of our common stock on the date of grant, and as a result, executives realize value only to the extent the price of our common stock appreciates after the grant date.

•       RSUs and SARs typically vest annually over three years. However, in certain instances, we have granted awards with cliff-based vesting as a retention tool where, for instance, the entire award does not vest until the end of a three-year period.

Deferred Compensation	To attract and retain executives with a proven track record of performance and to provide a tax-efficient means for executives to save for retirement

•       Executives can elect to defer up to 80% of their base salary and 100% of their annual bonus.

•       Executives can invest these amounts in pre-tax dollars in designated hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with their selections.

Compensation Element	Objective	Key Features Specific to Named Executive Officers
Perquisites	To incentivize named executive officers to use the Company's services in order to help them in their performance by allowing them to evaluate our resorts and services based upon firsthand knowledge

•       Includes benefits relating to the use of one or more of our owned and operated private clubs, including skiing and parking privileges, as a part of their responsibilities and employment.

•       Also includes our Perquisite Program, under which certain of the Company's executive officers, receive an annual allowance, based on executive level, to be used at the Company's owned or operated resorts. Executives may draw against the account to pay for services, at the market rate for the applicable resort or services. Amounts of the fund used by executives are taxed as ordinary income, like other compensation. Unused funds in each executive's account at the end of each fiscal year are forfeited.

•       All Company employees enjoy skiing privileges, not just our executives.

2011 Compensation Decisions

  Base Salary

        Based upon consideration of the total compensation tally sheets and annual performance reviews for each of our named executive officers, the Compensation Committee approved a 3% salary increase, consistent with salary increases for employees generally, for our named executive officers for fiscal 2011 as indicated below:

Name	Fiscal 2010 Base Salary(1)	Fiscal 2011 Base Salary(2)
Robert A. Katz	$731,336	$753,276
Jeffrey W. Jones	$417,939	$430,477
Blaise T. Carrig	$353,430	$364,033
John McD. Garnsey	$353,430	$364,033
Fiona E. Arnold	$275,400	$283,662

(1)
Mr. Katz elected not to receive base salary from April 2009 to April 2010, at which time his prior salary was reinstated at 85% of his pre-wage reduction salary. Our other named executive officers also agreed to reduce their base salaries during that time by 10%. Amounts shown represent base salaries as of July 31, 2010.

(2)
Amounts shown represent base salaries as of July 31, 2011.

  CEO Base Salary and Total Compensation Presentation in the Summary Compensation Table

        Mr. Katz elected not to receive base salary from April 2009 to April 2010, at which time his prior salary was reinstated at 85% of his pre-wage reduction salary. In accordance with SEC rules, the Summary Compensation Table reports the dollar value of base salary earned by the named executive officers, which for Mr. Katz was $225,026 for fiscal 2010 and $749,057 for fiscal 2011. As a result, a comparison of the "Salary" column in the Summary Compensation Table for Mr. Katz from fiscal 2010 to fiscal 2011 shows an increase in salary of 233%. However, because this increase is due to Mr. Katz's election not to receive base salary from April 2009 to April 2010, stockholders may find it useful to refer to the base salary table above when comparing fiscal 2010 and fiscal 2011 base salary. As reflected in the "Total" column of the Summary Compensation Table for Mr. Katz, his total compensation for fiscal 2011 compared to fiscal 2010 increased by approximately 1.4%. Furthermore, excluding the increase in compensation due to reinstating his salary, Mr. Katz's total compensation declined by approximately 13.7% in fiscal 2011 from fiscal 2010.

  Annual Bonus

        Following the completion of fiscal 2011, all of our named executive officers were eligible to receive an annual bonus under the MIP based on the Company's performance and their individual performance during fiscal 2011. Each of the named executive officers received a cash bonus under the MIP. Pursuant to Mr. Katz's employment agreement, Mr. Katz's bonus was paid 50% in cash and 50% in RSUs that vest annually over a three-year period.

        Annual Funding of the MIP.    Annual funding of the MIP is based on the Company's achievement of performance measures selected by the Compensation Committee. At the beginning of the fiscal year, the Compensation Committee established (1) earnings before interest, taxes, depreciation and amortization, as reported for our Mountain and Lodging segments ("Resort Reported EBITDA"), and (2) performance goals for Vail Resorts Development Company ("VRDC Performance Goals"), as the performance measures to determine funding of the MIP for our named executive officers because, with respect to Resort Reported EBITDA, it is the primary performance metric by which our Company's performance is measured, and with respect to the VRDC Performance Goals, the real estate and development portion of our business tends to use different measures of success, including net cash flow generated from sales and other operational targets related to construction and development of new projects that are most often multi-year endeavors, with revenue and expenditure happening across long periods of time. As a result, use of the VRDC Performance Goals to determine annual bonuses under the MIP promotes a long-term focus on performance. For purposes of setting annual funding targets under the MIP, the Compensation Committee bases the Resort Reported EBITDA target on the target set by the Board annually when approving the Company's budget, adjusted to exclude stock-based compensation expense.

        Resort Reported EBITDA Target.    For fiscal 2011, the Resort Reported EBITDA target (excluding stock-based compensation expense) was $224.7 million. Both the Resort Reported EBITDA and Real Estate Reported EBITDA targets (which comprised a portion of the VRDC Performance Goals for the fiscal year as described below) were based on our approved budget for fiscal 2011 and represented the mid-point of our original guidance ranges for fiscal 2011, as adjusted in December 2010 for the Northstar-at-Tahoe acquisition and a legal settlement gain. The Compensation Committee established the performance measures at the beginning of the fiscal year with the expectation that the target level of performance of these goals would require significant effort and substantial progress toward our strategic plan goals in light of the business environment at that time. As a result, our attainment of these targets in fiscal 2011 was considered moderately likely.

        VRDC Performance Goals Target.    For fiscal 2011, the VRDC Performance Goals included, among other things, attaining a Real Estate Reported EBITDA target (excluding stock-based compensation expense) of $3.3 million and achieving net cash proceeds of $198.1 million, in each case with respect to the Company's real estate segment. For the VRDC Performance Goals, the Compensation Committee sets out several specific goals, each of which has a separate weighting within that portion of the funding calculation for corporate performance. Among these specific goals, we expect that some should be achievable, some will be challenging to achieve and others will be difficult to achieve. Over the past three fiscal years, VRDC completed the number of goals resulting in between approximately 38.5% and 69.8% funding of the VRDC Performance Goals portion of corporate performance, with an average funding over this time of 56.9%. In setting the performance measures for any given fiscal year, the Compensation Committee considers past corporate performance, broader economic trends that may impact us in the upcoming year, and our historical performance in relation to the bonus targets set in the respective prior periods.

        How the MIP Is Funded.    For fiscal 2011, for each named executive officer, 80% of the funding of the MIP was based on the achievement of Resort Reported EBITDA, with the remaining 20% based on achievement of the VRDC Performance Goals, including Real Estate Reported EBITDA. Under the MIP, if we achieve 100% of the Resort Reported EBITDA target, the MIP is funded at 100% of the target funding level for that component, as is more fully detailed in the table set forth below entitled "MIP Funding for Resort Reported EBITDA Component." If our performance exceeds 100% of the Resort Reported EBITDA target, the MIP is funded above the target funding level for that component up to a maximum of 200% of the target funding level. If our performance falls below 100% of the annual Resort Reported EBITDA target, the MIP is funded below the target funding level for that component. If our performance falls below 80% of the annual Reported Resort Target, the MIP is not funded for that component.

MIP Funding for Resort Reported EBITDA Component

Percentage of Target Achieved	Percentage of Annual Target Funding Level Available under the MIP
Less than 80%	0%
80%	15%
90%	25%
95%	50%
100%	100%
110%	175%
120% or greater	200%

        The other component of the MIP funding calculation is the attainment of the VRDC Performance Goals, which is weighted more heavily for VRDC executives, but affects every executive's bonus funding. If the minimum percentage of the Resort Reported EBITDA target is not reached and the VRDC Performance Goals are not met, then the MIP is not funded for the named executive officers and no bonuses are paid to them. In the event our Resort Reported EBITDA for any fiscal year meets the specific threshold or target level, and/or we achieve any of the VRDC Performance Goals, then the MIP is funded at the appropriate level and each named executive officer is eligible to receive a cash bonus under the MIP. In addition, once the MIP is funded based on each executive's target bonus percentage, the total pool for executives is increased by 5%, with such excess being paid out at the discretion of the Compensation Committee, based on individual performance.

        Target Annual Bonuses.    The amount of the target annual bonus is expressed as a percentage of each named executive officer's base salary. The named executive officers' target annual bonuses for fiscal 2011 remained unchanged from fiscal 2010. Pursuant to their employment agreements, each of Messrs. Katz, Jones, Carrig and Garnsey are eligible for an annual incentive bonus based on a target bonus of no less than 100%, 60%, 50% and 50%, respectively, of such executive's base salary and these were the target bonus percentages in fiscal 2011. Ms. Arnold's target bonus percentage was set at 42.5% of her base salary, which may be changed at the discretion of the Compensation Committee on a yearly basis. The differences between the named executive officers' target bonuses as a percentage of their base salaries was determined based upon the perceived ability each executive position has to influence our performance. The positions deemed to have the most potential impact upon our performance have the greatest potential for annual cash bonus potential, putting a greater proportion of such named executive officer's total pay at risk relative to performance, in accordance with our executive compensation philosophy.

        Individual MIP Award Determination.    Once funding is established, the actual bonus paid to each of our executives (other than Mr. Katz, whose bonus is equal to, and based solely on, the funded amount of target bonus determined by Company performance because, unlike other named executive officers, he is responsible for all aspects of Company performance) is determined by individual performance objectives. This structure reflects our objective to put more emphasis on individual performance oriented compensation, while at the same time requiring that overall Company performance standards are met before bonus plan funding can occur. Achievement of individual performance objectives can result in the named executive officer (other than Mr. Katz) receiving a bonus equal to 0%, 70%, 100%, 115% or 130% of the funded amount (subject to availability of funds under the MIP) and subject to further adjustments based upon the discretion of the Compensation Committee. These individual performance objectives are specified in writing at the beginning of each fiscal year, with the expectation in fiscal 2011 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, each named executive officer's attainment of his performance objectives in fiscal 2011 was moderately likely.

        For example, an executive whose bonus funding is 80% based on Resort Reported EBITDA and 20% based on achievement of VRDC Performance Goals, earning $200,000 annually with a target bonus of 50% of base salary, would have an available bonus funding of $80,000 for 100% achievement of Resort Reported EBITDA (100% times 50% salary target times 80% funding), plus $20,000 for 100% achievement of VRDC Performance Goals (100% times 50% salary target times 20% funding), for a total of $100,000, or 100%, of target funding. However, because 100% of an executive's total bonus (other than for Mr. Katz) is determined by individual performance objectives, an individual's ultimate total bonus can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the target amount based on individual performance (subject to availability of funds under the MIP).

        Fiscal 2011 Results.    In fiscal 2011, we met 102.9% of the Resort Reported EBITDA target, which resulted in a funding level at 121.6% of the target funding level for that component of the funding calculation. In fiscal 2011, VRDC achieved VRDC Performance Goals resulting in a funding level of 38.5% for the VRDC Performance Goals component of the funding calculation. Combined with the Resort Reported EBITDA funding, this resulted in an overall funding level of 105.0% of the target funding level for each of the named executive officers. Based upon these results and individual performance considerations, we paid a bonus to each of the named executive officers as reflected in the table below:

Name	Fiscal 2011 Annual Bonus(1)
Robert A. Katz	$790,789	(2)
Jeffrey W. Jones	$284,706
Blaise T. Carrig	$200,635
John McD. Garnsey	$200,635
Fiona E. Arnold	$132,888

(1)
Threshold, target and maximum awards payable under the MIP for fiscal 2011 are reported in the Grants of Plan-Based Awards Table in this proxy statement.

(2)
Pursuant to his employment agreement, Mr. Katz's bonus is paid 50% in cash and 50% in RSUs. For fiscal 2011, he received $395,394 in cash and 10,444 RSUs.

  Equity Incentives

        The Compensation Committee bases awards of long-term equity compensation on competitive market practices as determined by our peer group analysis, the information provided by our independent compensation consultant, as well as the amount of cash compensation that is currently paid to each named executive officer, each named executive officer's level of responsibility and other factors the Compensation Committee deems relevant in making such awards. The Compensation Committee typically consults with our CEO in determining the size of grants to each of the named executive officers other than himself, although the Compensation Committee makes all final determinations. Other than for specific events, such as new hires, the cliff-based vesting awards used for retention or certain equity awards that were granted in connection with our wage reduction plan that aimed to control costs in response to the economic recession in 2009, the number of RSUs and SARs granted on a yearly basis has remained relatively consistent over the last few years. This includes the year-over-year comparison between fiscal 2010 and fiscal 2011, except that in fiscal 2011, Mr. Jones received a larger RSU award compared to the prior year due to his high performance and an increase in his responsibilities and scope of work. Additionally, Mr. Katz received fewer RSUs and SARS in fiscal 2011 in an effort to moderate the compensation cost to the Company as a whole and allow for increased awards to the other executive officers, including the named executive officers.

        In determining the mix of RSUs and SARs granted to each of our named executive officers in fiscal 2011, and excluding RSUs granted as one-time cliff-based awards as set forth below, based on grant date fair value, we awarded approximately 27% of long-term equity compensation awards in RSUs and approximately 73% in SARs to our named executive officers other than the CEO. The Compensation Committee believes this mix provides an appropriate balance between promoting retention and promoting stock value appreciation. The equity awards granted to our CEO were comprised of approximately 20% RSUs (consisting solely of RSUs in partial payment of his bonus) and approximately 80% SARs. The Compensation Committee determined that our CEO's awards should be even more heavily weighted toward performance and the alignment to our stockholders' interests of long-term stock value appreciation. In addition, in September 2010, Messrs. Carrig and Garnsey and Ms. Arnold received RSUs that cliff vest three years after the date of grant which were granted for retention purposes.

        The equity awards granted to our named executive officers in fiscal 2011 are reported in the Summary Compensation Table and are further described in the Grants of Plan-Based Awards table below.

Other Executive Compensation Policies and Practices

  Clawback Policy

        In line with corporate governance best practices, in October 2010 the Compensation Committee adopted a "clawback" policy that allows the Company to seek repayment of incentive compensation that was erroneously paid. The policy provides that if the Board determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, the Board will review all bonus payments made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, the Board will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results. The clawback policy applies to bonus payments earned for fiscal 2011 performance.

  Equity Grant Practices

        We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. Options, if granted, and SARs are granted with an exercise price not less than the market price of our common stock on the date of grant, which is the date the Compensation Committee approves the award. The Company does not have any specific program, plan or practice related to timing equity compensation awards to executives, however, it generally grants annual awards on the date of the September Board meeting. Other than grants made in connection with hiring, promotions or to replace certain new hire grants once they vest and/or are exercised, equity awards are granted to named executive officers at the same time that equity awards are granted to all other employees who are eligible for such awards.

  Executive Stock Ownership Guidelines

        Consistent with our objective of encouraging executive stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders, the Company has adopted executive stock ownership guidelines. Under the guidelines, our executive officers are expected to hold shares of our common stock equal to multiples of their base salaries in the following amounts: Chief Executive Officer: six times base salary; Chief Financial Officer and Co-Presidents: three times base salary; Executive Vice Presidents: two times base salary; Senior Vice Presidents: one and a half times base salary; and Vice President executives: one times base salary. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. Each executive covered under the guidelines has up to five years to meet the guidelines, calculated from the later of September 21, 2007 or the date such person became a covered executive under the guidelines. As of the date of this proxy statement, all of our named executive officers comply with these guidelines.

  Post-Termination Compensation

        Pursuant to their respective employment agreements, each of Messrs. Katz, Jones, Garnsey and Carrig are entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment, including certain voluntary resignations for "good reason" (as defined in their respective agreements, and which for Mr. Jones includes a material diminution in duties to include if the Company is no longer listed on a public trading exchange). Pursuant to the Company's executive severance policy, Ms. Arnold is also entitled to receive severance payments upon certain terminations of employment. In addition, each of the named executive officers is entitled to receive payments upon a termination occurring within a limited period of time following a change in control. Mr. Katz has entered into an amendment to his employment agreement to eliminate the provision that permitted him to receive cash severance payments upon a voluntarily resignation following a change in control. No other named executive officer has a similar provision in their agreement. We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control of the Company. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our named executive officers when these agreements were put into place.

  Executive Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (the "Code") generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and its three other most highly compensated executive officers (other than the chief financial officer). Under the Code, however, compensation that is considered "performance-based compensation" (within the meaning of the Code) does not count towards the $1 million limit. While the Compensation Committee considers the impact of the tax treatment, the primary factor influencing program design is the support of business objectives. Accordingly, the Compensation Committee retains flexibility to structure our compensation programs in a manner that is not tax-deductible in order to achieve a strategic result that the Compensation Committee determines to be more appropriate. Currently, we believe that MIP awards and SARs qualify as "performance-based compensation" and are not subject to deductibility limitations under Section 162(m).

SUMMARY COMPENSATION TABLE FOR FISCAL 2011

        The following table shows for fiscal 2011, fiscal 2010 and fiscal 2009, compensation awarded to or paid to, or earned by, the Company's Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers for fiscal 2011, which we refer to in this proxy statement as our named executive officers.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)		Option/Stock Appreciation Right Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Robert A. Katz	2011	749,057	—	395,395	(6)	1,490,813	395,394	(6)	—	11,636	3,042,295
Chief Executive Officer	2010	225,026	—	682,819	(6)	1,691,249	374,631	(6)	—	25,712	2,999,437
	2009	575,868	—	1,538,288	(6)	5,434,049	—	(6)	—	41,859	7,590,064
Jeffrey W. Jones	2011	428,066	—	225,320		431,569	284,706		—	11,814	1,381,475
Co-President and Chief	2010	412,265	—	121,103		417,093	256,909		—	6,691	1,214,061
Financial Officer	2009	437,323	—	1,266,967		1,587,115	79,652		—	6,789	3,377,846
Blaise T. Carrig	2011	376,562	—	384,313		290,474	200,635		—	19,250	1,271,234
Co-President	2010	344,749	—	81,500		280,741	181,046		—	13,658	901,694
	2009	350,611	—	78,737		300,114	64,162		—	15,778	809,402
John McD. Garnsey	2011	365,392	—	384,313		290,474	200,635		—	12,023	1,252,837
Co-President	2010	344,749	—	81,500		280,741	181,046		—	11,166	899,202
	2009	347,452	—	78,737		300,114	55,793		—	11,183	793,279
Fiona E. Arnold(7)	2011	282,073	—	456,221		193,700	132,888		—	5,178	1,070,060
Executive Vice President,	2010	271,662	—	54,333		187,197	119,914		—	2,118	635,224
General Counsel and Secretary

(1)
Amounts shown reflect salary payments actually received during the fiscal year, which differ from base salaries in that year based in part on the timing of previous year annual adjustments, mid-year promotions, one-time correcting adjustments for Messrs. Carrig and Garnsey, and for fiscal 2010, the wage reduction effective April 2, 2009, which was partially reinstated effective April 1, 2010. As previously disclosed, Mr. Katz elected not to receive base salary from April 2009 to April 2010. Base salaries for each of the named executive officers as of July 31, 2011 were as follows: Mr. Katz: $753,276; Mr. Jones: $430,477; Mr. Carrig: $364,033; Mr. Garnsey: $364,033; and Ms. Arnold: $283,662. Each executive's base salary is subject to annual review and adjustment.

(2)
Awards consist of RSUs. The amounts represent the aggregate grant date fair value of RSUs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized.

(3)
The amounts represent the aggregate grant date fair value of SARs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2011, which are included in our annual report on Form 10-K for fiscal 2011 filed with the SEC on September 22, 2011.

(4)
On September 20, 2011, pursuant to the Company's Management Incentive Plan, as more fully described in the Compensation Discussion and Analysis section of this proxy statement, and based upon the attainment of performance targets previously established by the Compensation Committee under the Management Incentive Plan, the Compensation Committee approved 2011 cash bonus awards for its named executive officers. Such amounts were paid in October 2011. For fiscal years 2009 and 2010, this amount reflects the bonus that was paid to each named executive officer in October 2009 and October 2010 in respect of fiscal 2009 and fiscal 2010 performance.

(5)
All other compensation for fiscal 2011 includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan ($)(a)	Company- paid Supplemental Life Insurance Premiums ($)(b)	Company-paid Supplemental Disability Insurance Premiums ($)(c)	Company paid relocation compensation, inclusive of tax gross-up payments related to such costs ($)	Company paid lodging, ski school privileges and discretionary spending on goods and services ($)(d)	Total ($)
Robert A. Katz	2011	3,724	6,395	1,517	—	—	11,636
Jeffrey W. Jones	2011	6,409	612	4,793	—	—	11,814
Blaise T. Carrig	2011	6,646	612	11,992	—	—	19,250
John McD. Garnsey	2011	840	612	10,571	—	—	12,023
Fiona E. Arnold	2011	3,054	612	1,512	—	—	5,178

(a)
Consists of Company contributions to executives' accounts in the Company's tax-qualified 401(k) plan.

(b)
Consists of premiums paid on behalf of the executive for supplemental life insurance.

(c)
Consists of premiums paid on behalf of the executive for supplemental disability insurance.

(d)
In fiscal 2011, our executive officers were entitled to participate in our Perquisite Program, under which certain of the Company's executive officers receive an annual allowance based on executive level to be used at the Company's resorts. Executives may draw against the account to pay for services at the market rate for the applicable resort or service. Amounts of the fund used by executives are taxed as ordinary income, like other compensation. The amounts reported include the amounts used by the named executive officers towards lodging, ski school privileges and discretionary spending on services at our properties for personal use. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any executive officer for whom such amounts were less than $10,000 in the aggregate for the fiscal year. In fiscal 2011, the Company also provided to each of the named executive officers benefits relating to the use of one or more of our private clubs, for which the Company incurred no incremental costs. Executives are responsible for the payment of their individual, non-business related expenditures incurred at such clubs, although these expenses would qualify for reimbursement under the Perquisite Program if within the executive's allowance under that program.
(6)
Mr. Katz's bonus is paid 50% in cash and 50% in RSUs that vest annually over a three year period. The amount shown for Stock Awards in column "(e)" includes $395,395, $374,631 and $120,243, which represent the aggregate grant date fair value of RSUs, based on the 10,444, 10,070 and 3,355 RSUs granted on September 20, 2011, September 21, 2010 and September 22, 2009, respectively, for 50% payment of Mr. Katz's total bonus award. The amounts reported in column "(g)" for fiscal 2011 and 2010 reflect only the cash amount paid to Mr. Katz for 50% of Mr. Katz's total bonus award for such fiscal year. In lieu of paying cash for the 50% cash portion of Mr. Katz's bonus for fiscal 2009, the Compensation Committee approved, and Mr. Katz agreed to accept, the payment to Mr. Katz of an equal value of fully vested shares of our common stock. As a result, the amount shown for Stock Awards in column "(e)" for fiscal 2009 also includes $120,243, which represents the aggregate grant date fair value fully vested shares of common stock (3,355 shares) granted on September 22, 2009 for payment in lieu of the cash portion of Mr. Katz's total bonus award for fiscal 2009, from which 1,378 shares were withheld by the Company to satisfy tax withholding requirements.

(7)
Ms. Arnold was not a named executive officer in 2009 under SEC rules. As a result, 2009 compensation information is not included in accordance with such rules.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2011

        The following table shows certain information regarding grants of plan-based awards to the named executive officers during fiscal 2011:

									Grant Date Fair Value of Stock and Option Awards ($)(7) (l)
					All Other Stock Awards: Number of Shares of Stock or Units(#) (5) (i)		All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#)(6) (j)
								Exercise or Base Price of Option/ SAR Awards ($/Sh) (k)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name (a)	Grant Date (b)	Threshold ($)(2) (c)	Target ($)(3) (d)	Maximum ($)(4) (e)
Robert A. Katz		90,393	753,276	1,431,224	—		—	—	—
	09/21/10				10,070			n/a	374,631
	09/21/10						108,344	37.20	1,490,813
Jeffrey W. Jones		21,696	258,286	637,967	—		—	—	—
	09/21/10				6,057			n/a	225,320
	09/21/10						31,364	37.20	431,569
Blaise T. Carrig		15,289	182,016	449,581	—		—	—	—
	09/21/10				8,064	(8)		n/a	299,981
	09/21/10				2,267			n/a	84,332
	09/21/10						21,110	37.20	290,474
John McD. Garnsey		15,289	182,016	449,581	—		—	—	—
	09/21/10				8,064	(8)		n/a	299,981
	09/21/10				2,267			n/a	84,332
	09/21/10						21,110	37.20	290,474
Fiona E. Arnold		10,127	120,556	297,774	—		—	—	—
	09/21/10				10,752	(8)		n/a	399,974
	09/21/10				1,512			n/a	56,246
	09/21/10						14,077	37.20	193,700

(1)
The estimated possible payouts are based on the parameters applicable to each named executive officer at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2011, as more fully described in the Compensation Discussion and Analysis section of this proxy statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under column "(g)."

(2)
The Threshold amount is based on the Management Incentive Plan's minimum target funding level of 15% upon achievement of at least 80% of certain Resort Reported EBITDA targets for fiscal 2011 and no achievement of the VRDC Performance Goals, with the resulting funding applied to the executive's target percentage of base salary and then paid out (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) at the 70% threshold level for individual performance (which can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the funded amount).

(3)
The Target amount is based on the Management Incentive Plan's target funding level of 100% upon achievement by the Company of 100% of certain Resort Reported EBITDA targets and VRDC Performance Goals for fiscal 2011, with the resulting funding applied to the executive's target percentage of base salary and then paid out (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) at the 100% target level for individual performance (which can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the funded amount).

(4)
The Maximum amount is based on the Management Incentive Plan's maximum funding level of 200% upon achievement by the Company of at least 120% of certain Resort Reported EBITDA targets and maximum achievement of the VRDC Performance Goals for fiscal 2011, with the resulting funding applied to the executive's target percentage of base salary and then paid out (other than for Mr. Katz, whose bonus is tied entirely to corporate performance) at the 130% maximum level for individual performance (which can be paid out in an amount equal to 0%, 70%, 100%, 115% or 130% of the funded amount).

(5)
Represents RSUs that, except as set forth in footnote 8 below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants were made pursuant to the 2002 Plan.

(6)
Represents SARs that, unless otherwise specifically noted below, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. The exercise price of each SAR is equal to the closing price of our common stock on the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the Company's 2002 Plan.

(7)
The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2011, which are included in our annual report on Form 10-K for fiscal 2011 filed with the SEC on September 22, 2011.

(8)
These awards cliff vest in full on the third anniversary of the date of grant.

Employment Agreements

        In October 2008, our named executive officers, other than Ms. Arnold who does not have an employment agreement with the Company, entered into new executive employment agreements for the purpose of updating them to comply with Section 409A of the Internal Revenue Code and to reflect certain best practices in the agreements as recommended by a compensation consultant. These agreements were approved by the Compensation Committee to supersede and replace such officers' pre-existing agreements. The agreements entered into with our named executive officers are described below.

  Robert A. Katz, Chief Executive Officer

        The Company entered into an employment agreement with Robert A. Katz effective October 15, 2008 to supersede and replace his prior agreement dated February 28, 2006. The agreement had an initial term through October 15, 2011, and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $843,500, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Katz waived this requirement and did not take any salary for a twelve month period. Effective April 1, 2010, Mr. Katz's salary was reinstated at 85% of his prior pre-wage reduction salary. Pursuant to the employment agreement, Mr. Katz also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described in the Compensation Discussion and Analysis section of this proxy statement. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Katz's "target opportunity" will be no less than 100% of his base salary. The agreement provides that Mr. Katz's bonus is to be paid 50% in cash and 50% in RSUs that vest annually over a three year period. Mr. Katz also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Katz under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Katz's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Katz's termination of employment and that continue for two years thereafter. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

        On September 30, 2011, the Company and Mr. Katz entered into an amendment to his employment agreement. The amendment eliminates provisions in the employment agreement that previously provided for Mr. Katz: (i) to receive cash severance benefits upon his voluntary resignation from the Company within six months following a change in control; and (ii) to be eligible to receive in certain circumstances tax gross-up payments on severance and other benefits payable in connection with a change in control. No other changes were made to the agreement.

  Jeffrey W. Jones, Co-President and Chief Financial Officer

        The Company entered into an employment agreement with Jeffrey W. Jones effective October 15, 2008 to supersede and replace his prior agreement dated September 29, 2004. The agreement had an initial term through October 15, 2011 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $455,271, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Jones waived this requirement and accepted a salary reduction of 10%. Pursuant to the employment agreement, Mr. Jones also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described in the Compensation Discussion and Analysis section of this proxy statement. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Jones' "target opportunity" will be no less than 60% of his base salary. Mr. Jones also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Jones under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Jones' employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Jones' termination of employment and that continue for one year thereafter. Mr. Jones is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

  Blaise T. Carrig, Co-President

        Vail Holdings, Inc. ("VHI"), a wholly-owned subsidiary of the Company, entered into an employment agreement with Blaise T. Carrig effective October 15, 2008 to supersede and replace his prior agreement dated as of July 23, 2002. The agreement had an initial term through October 15, 2011 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $365,000, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2,

2009, Mr. Carrig waived this requirement and accepted a salary reduction of 10%. Additionally, the agreement provides that Mr. Carrig's base salary would increase to $385,000 effective August 1, 2009; however, consistent with the waiver noted above, this new salary took effect on such date at a 10% reduced level. Pursuant to the employment agreement, Mr. Carrig also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described in the Compensation Discussion and Analysis section of this proxy statement. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Carrig's "target opportunity" will be no less than 50% of his base salary. Mr. Carrig also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Carrig under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Carrig's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Carrig's termination of employment and that continue for one year thereafter. Mr. Carrig is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

  John McD. Garnsey, Co-President

        VHI entered into an employment agreement with John McD. Garnsey effective October 15, 2008 to supersede and replace his prior agreement dated as of May 17, 1999. The agreement had an initial term through October 15, 2011 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $365,000, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Garnsey waived this requirement and accepted a salary reduction of 10%. Additionally, the agreement provides that Mr. Garnsey's base salary would increase to $385,000 effective August 1, 2009; however, consistent with the waiver noted above, this new salary took effect on such date at a 10% reduced level. Pursuant to the employment agreement, Mr. Garnsey also participates in the Company's annual bonus incentive plan which currently is the Company's Management Incentive Plan, as more fully described in the Compensation Discussion and Analysis section of this proxy statement. Under the employment agreement, if the Company achieves specified performance targets for the year under the Management Incentive Plan, Mr. Garnsey's "target opportunity" will be no less than 50% of his base salary. Mr. Garnsey also receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain club membership benefits and participation in the Company's Perquisite Program.

        The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Garnsey under certain circumstances, as more fully described under the heading "Potential Payments Upon Termination or Change in Control" below.

        Mr. Garnsey's employment agreement contains standard provisions for non-competition and non-solicitation of the Company's managerial employees that become effective as of the date of Mr. Garnsey's termination of employment and that continue for one year thereafter. Mr. Garnsey is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR-END

        The following table shows certain information regarding outstanding equity awards held by the named executive officers as of July 31, 2011:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)(1)		Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)(2)		Option/SAR Exercise Price ($)(3)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Robert A. Katz	5,000 (options	)			16.75	12/10/12
	5,000 (options	)			14.73	11/20/13
	15,000 (options	)			18.73	9/28/14
	300,000 (SARs	)			31.69	2/28/16
	72,428 (SARs	)			60.05	9/25/17
	75,914 (SARs	)	37,957 (SARs	)	40.09	9/23/18
			521,262 (SARs	)	18.88	3/01/19
	41,180 (SARs	)	82,359 (SARs	)	35.84	9/22/19
			108,344 (SARs	)	37.20	9/21/20
							2,476	113,277
							1,753	80,200
							52,966	2,423,195
							5,732	262,239
							2,236	102,297
							10,070	460,703
Jeffrey W. Jones	50,000 (options	)			18.73	9/28/14
	30,000 (options	)			28.08	9/30/15
	100,000 (options	)			28.08	9/30/15
	24,021 (SARs	)			39.72	10/4/16
	17,396 (SARs	)			60.05	9/25/17
	18,722 (SARs	)	9,361 (SARs	)	40.09	9/23/18
			73,717 (SARs	)	40.09	9/23/18
	3,851 (SARs	)	1,926 (SARs	)	16.51	3/10/19
	10,156 (SARs	)	20,311 (SARs	)	35.84	9/22/19
			31,364 (SARs	)	37.20	9/21/20
							973	44,515
							28,685	1,312,339
							2,252	103,029
							6,057	277,108
Blaise T. Carrig	333 (options	)			14.73	11/20/13
	7,333 (options	)			18.73	9/28/14
	17,500 (options	)			28.08	9/30/15
	14,012 (SARs	)			39.72	10/04/16
	10,148 (SARs	)			60.05	9/25/17
	12,601 (SARs	)	6,301 (SARs	)	40.09	9/23/18
	3,257 (SARs	)	1,628 (SARs	)	16.51	3/10/19
	6,836 (SARs	)	13,671 (SARs	)	35.84	9/22/19
			21,110 (SARs	)	37.20	9/21/20
							655	29,966
							1,516	69,357
							2,267	103,715
							8,064	368,928
John McD. Garnsey	18,000 (options	)			18.73	9/28/14
	17,500 (options	)			28.08	9/30/15
	14,012 (SARs	)			39.72	10/04/16
	10,148 (SARs	)			60.05	9/25/17
	12,601 (SARs	)	6,301 (SARs	)	40.09	9/23/18
	3,257 (SARs	)	1,628 (SARs	)	16.51	3/10/19
	6,836 (SARs	)	13,671 (SARs	)	35.84	9/22/19
			21,110 (SARs	)	37.20	9/21/20
							655	29,966
							1,516	69,357
							2,267	103,715
							8,064	368,928

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)(1)		Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)(2)		Option/SAR Exercise Price ($)(3)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Fiona E. Arnold	8,108 (SARs	)			60.05	9/25/17
	8,403 (SARs	)	4,201 (SARs	)	40.09	9/23/18
	2,538 (SARs	)	1,269 (SARs	)	16.51	3/10/19
	4,558 (SARs	)	9,116 (SARs	)	35.84	9/22/19
			14,077 (SARs	)	37.20	9/21/20
							436	19,947
							1,010	46,208
							1,512	69,174
							10,752	491,904

(1)
Represents exercisable or unexercisable stock options and SARs that unless otherwise specifically noted, generally vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

(2)
The grant dates and vesting dates of each unexercisable SAR award as of July 31, 2011 are as follows:

	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	37,957	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	521,262	March 1, 2009	Cliff vest in full two years and seven months from the date of grant.	September 30, 2011
	82,359	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	108,344	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
Jeffrey W. Jones	9,361	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	73,717	September 23, 2008	Cliff vest in full on the third anniversary of the date of grant.	September 23, 2011
	1,926	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	20,311	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	31,364	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
Blaise T. Carrig	6,301	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,628	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	13,671	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	21,110	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
John McD. Garnsey	6,301	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,628	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	13,671	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	21,110	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013

	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Fiona E. Arnold	4,201	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,269	March 10, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	March 10, 2012
	9,116	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	14,077	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
(3)
The exercise price of each stock option and SAR is equal to the closing price of our common stock on the date of grant.

(4)
Represents unvested RSUs that, unless otherwise specifically noted, generally vest in three equal annual installments beginning on the first anniversary of the date of grant.

(5)
The grant dates and vesting dates of RSUs that have not vested as of July 31, 2011 are as follows:

	Number of Unvested RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	2,476	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,753	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	52,966	March 1, 2009	Cliff vest in full two years and seven months from the date of grant.	September 30, 2011
	5,732	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	2,236	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	10,070	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
Jeffrey W. Jones	973	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	28,685	September 23, 2008	Cliff vest in full on the third anniversary of the date of grant.	September 23, 2011
	2,252	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	6,057	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
Blaise T. Carrig	655	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,516	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	2,267	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	8,064	September 21, 2010	Cliff vest in full on the third anniversary of the date of grant.	September 21, 2013
John McD. Garnsey	655	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,516	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	2,267	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	8,064	September 21, 2010	Cliff vest in full on the third anniversary of the date of grant.	September 21, 2013
Fiona E. Arnold	436	September 23, 2008	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 23, 2011
	1,010	September 22, 2009	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 22, 2012
	1,512	September 21, 2010	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 21, 2013
	10,752	September 21, 2010	Cliff vest in full on the third anniversary of the date of grant.	September 21, 2013
(6)
The July 31, 2011 fair market value of these unvested RSU awards was determined based on the last reported closing price of our common stock of $45.75 per share, multiplied by the number of units.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2011

        The following table shows for fiscal 2011 certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

	Option Awards		Stock Awards
Name) (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($)(1) (e)
Robert A. Katz	—	—	9,811	(2)	353,381
Jeffrey W. Jones	—	—	2,783	(3)	100,637
Blaise T. Carrig	—	—	7,621	(4)	365,463
John McD. Garnsey	—	—	7,621	(5)	365,463
Fiona E. Arnold	—	—	1,212	(6)	43,792

(1)
For purposes of this table, the aggregate dollar value realized on the vesting of RSUs was computed by multiplying the closing price of the Company's common stock on the vesting date, by the number of shares vested.

(2)
Represents the aggregate number of shares acquired on vesting. Of this amount, 3,052 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(3)
Represents the aggregate number of shares acquired on vesting. Of this amount, 867 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(4)
Represents the aggregate number of shares acquired on vesting. Of this amount, 2,272 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(5)
Represents the aggregate number of shares acquired on vesting. Of this amount, 2,447 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

(6)
Represents the aggregate number of shares acquired on vesting. Of this amount, 378 shares were withheld by the Company from those vested to satisfy tax withholding requirements. The corresponding value realized on vesting in column "(e)" reflects the value of the aggregate number of shares acquired, irrespective of shares withheld to satisfy tax withholding requirements.

PENSION BENEFITS

        The Company does not provide pension benefits or a defined contribution plan to the named executive officers other than the Company's tax-qualified 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2011

        The following table shows for fiscal 2011 certain information regarding nonqualified deferred compensation benefits for the named executive officers.

Name (a)	Executive Contributions in Last FY($) (b)(1)	Registrant Contributions in Last FY($) (c)	Aggregate Earnings in Last FY($) (d)(2)	Aggregate Withdrawals/ Distributions($) (e)	Aggregate Balance at Last FYE($) (f)
Robert A. Katz	—	—	—	—	—
Jeffrey W. Jones	4,368	—	583	—	8,069
Blaise T. Carrig	—	—	366	—	168,605
John McD. Garnsey	—	—	13,614	—	92,283
Fiona E. Arnold	—	—	—	—	—

(1)
Represents amount deferred, which is reported as compensation to the named executive officer in the Summary Compensation Table.

(2)
None of the amounts set forth are reported in the Summary Compensation table because above-market or preferential earnings are not available under the plan.

        On September 15, 2000, Vail Associates, Inc., an indirect wholly owned subsidiary of the Company, which we refer to in this section of the proxy statement as the Employer, adopted a Deferred Compensation Plan, which we refer to as the Grandfathered Plan, for the benefit of a select group of management or highly compensated employees, or participants. The Grandfathered Plan is not tax qualified. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Grandfathered Plan. Rules under Section 409A are effective for nonqualified deferrals of compensation after December 31, 2004. As a result, after December 31, 2004, no new contributions were accepted into the Grandfathered Plan.

        Effective January 1, 2005, the Employer began operating a new nonqualified deferred compensation plan designed to comply with Section 409A, which we refer to as the Plan. The Plan provides for two classes of participants. Class 1 participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 participants may defer only an amount of base pay equal to any 401(k) compliance test refund. Effective January 1, 2007, all participants became eligible to defer up to 80% of their base salary (including an amount of base pay equal to any 401(k) compliance test refund) and 100% of any Employer-paid bonus. Members of the Board may contribute up to 100% of their director fees. All contributions made by participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Matching and discretionary contributions vest as determined by the Employer or the Plan's administrative committee, which we refer to in this section of the proxy statement as the Plan Committee. The Employer or the Plan Committee may accelerate the vesting on matching and/or discretionary Employer contributions at any time, and accelerated vesting will generally occur automatically upon a change in control as defined in Section 409A.

        Under the Plan, all contributions for a Plan year are allocated among the following two types of accounts at the election of the Participant: Separation from Service accounts and Scheduled Distribution accounts. Separation from Service accounts are generally payable in a lump sum or installments six months following the termination of a Participant's employment. Scheduled Distribution accounts are generally payable as a lump sum at a designated date at least three years from the year of deferral. Participants have limited rights to delay distributions from either type of account, provided that the election to delay a distribution (i) is made at least twelve months prior to the date the distribution would otherwise have been made, and (ii) delays the distribution for at least five years. All accounts are payable immediately upon the Participant's disability or death. Participants generally have the right to receive an early distribution from their accounts only upon an unforeseeable emergency. Participants have the right to designate hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with the Participants' selections.

        All contributions are placed in a rabbi trust which restricts the Employer's use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer's general creditors in the event of bankruptcy. The trustee, Wells Fargo Bank, N.A., is entitled to invest the trust fund in accordance with guidelines established by the Employer. Currently, all assets are invested in a Trust-Owned Life Insurance policy. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.

        The Plan Committee, which does not include any of our named executive officers, is charged with responsibility to select certain mutual funds, insurance company separate accounts, indexed rates or other methods (the "Measurement Funds") for purposes of crediting or debiting additional amounts to Participants' account balances. Participants may elect one or more of these Measurement Funds for purposes of crediting or debiting additional amounts to his or her account balance. As necessary, the Plan Committee may discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Plan Committee gives Participants advance written notice of such change. Participants can change their Measurement Fund allocation as often as daily. The Measurement Funds are valued daily at their net asset values.

        Using the weighted average return methodology, the rate of return for the Plan, as a weighted portfolio, for the prior twelve-month period ended July 31, 2011 was 15.8%. The rate of return of the S&P 500 for that same period was 19.7%. For this purpose, the weighted portfolio is a weighted average percentage allocation based on the Plan sponsor's liability holdings for a given point in time, and the weighted average returns are calculated based on the weights assigned using the returns of the underlying funds. Actual account cash balances were not used in calculating this performance. Additionally, account deposits, withdrawals, transfers, loans and death benefits, as well as the timing of any flows were not considered in this performance calculation. The Plan does not provide for the payment of interest based on above-market rates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        The Company has entered into employment agreements with each of our named executive officers, other than Ms. Arnold who does not have an employment agreement with the Company, as described above. Ms. Arnold is entitled to receive benefits through the Company's executive severance policy. These agreements and the executive severance policy require us to provide compensation to these executives in the event of a termination of employment or a change in control of the Company. Each of the employment agreements and the executive severance policy provide that the Company may terminate the executive at any time with or without cause. However, if the executive's employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled to receive compensation in the amounts and under the circumstances described below. In addition, the forms of award agreements used with all of our employees provide for the full acceleration of vesting of outstanding stock options, SARs, restricted stock, and RSUs upon a change in control of the Company.

        In accordance with each employment agreement with the named executive officers, if applicable, if the executive breaches the post-employment non-competition or non-solicitation covenants to which he is subject under his employment agreement, then the executive must promptly reimburse the Company for any severance payments received from, or payable by, the Company.

        The amounts shown in the tables below are estimates of the value of the payments and benefits each of our named executive officers would have been entitled to receive had a termination event and/or a change in control of the Company occurred, effective as of July 31, 2011. The actual compensation to be paid to a named executive officer can only be determined at the time such named executive officer's employment is terminated and may vary based on factors such as the timing during the year of any such event, the Company's stock price, and any changes to our benefit arrangements and policies.

  Robert A. Katz, Chief Executive Officer

        Mr. Katz's employment agreement provides that upon (i) the giving of notice of non-renewal by the Company or termination by the Company without cause or (ii) termination by Mr. Katz for good reason, Mr. Katz is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) two years of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum, and (d) full vesting of any RSUs, SARs or other equity awards held by Mr. Katz. If, within twelve months of the consummation of a change in control, (i) the Company terminates Mr. Katz without cause or gives notice of non-renewal of his agreement or (ii) Mr. Katz terminates for good reason, Mr. Katz is entitled to receive, so long as he has executed a release in connection with his termination: (a) two years of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) an amount equal to the cash bonus paid to Mr. Katz in the prior year, payable in lump sum, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Katz.

        The following table describes the estimated potential compensation to Mr. Katz upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$1,506,552	—	$1,506,552
Option/SAR/RSU Acceleration	$19,405,575	$19,405,575	—
Bonus	$753,276	—	$1,127,907
Health Insurance	$21,678	—	—
Total	$21,687,081	$19,405,575	$2,634,459

(1)
Assumes the following: (a) base salary equal to $753,276 is in effect as of the assumed termination or change in control date of July 31, 2011; (b) executive's unvested RSUs and SARs at July 31, 2011 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $45.75); and (c) all Company targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

   Jeffrey W. Jones, Co-President and Chief Financial Officer

        Mr. Jones' employment agreement provides that upon (i) the giving of notice of non-renewal by the Company or termination by the Company without cause or (ii) termination by Mr. Jones for good reason, Mr. Jones is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, and (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum. If, within twelve months of the consummation of a change in control, (i) the Company terminates Mr. Jones without cause or gives notice of non-renewal of his agreement or (ii) Mr. Jones terminates for good reason, Mr. Jones is entitled to receive, so long as he has executed a release in connection with his termination: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) an amount equal to the cash bonus paid to Mr. Jones in the prior year, payable in lump sum, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Jones.

        The following table describes the estimated potential compensation to Mr. Jones upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$430,477	—	$430,477
Option/SAR/RSU Acceleration	—	$2,732,972	—
Bonus	$258,286	—	$515,195
Health Insurance	$21,678	—	—
Total	$710,441	$2,732,972	$945,672

(1)
Assumes the following: (a) base salary equal to $430,477 is in effect as of the assumed termination or change in control date of July 31, 2011; (b) all of executive's unvested SARs and RSUs at July 31, 2011 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $45.75) in the case of a change in control; and (c) all Company and individual performance targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under "Non-Equity Incentive Plan Awards" in the "Grants of Plan-Based Awards" table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

  Blaise T. Carrig, Co-President

        Mr. Carrig's employment agreement provides that upon (i) the giving of notice of non-renewal by VHI or termination by VHI without cause or (ii) termination by Mr. Carrig for good reason, Mr. Carrig is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, and (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum. If, within twelve months of the consummation of a change in control, (i) VHI terminates Mr. Carrig without cause or gives notice of non-renewal of his agreement or (ii) Mr. Carrig terminates for good reason, Mr. Carrig is entitled to receive, so long as he has executed a release in connection with his termination: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) an amount equal to the cash bonus paid to Mr. Carrig in the prior year, payable in lump sum, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Carrig.

        The following table describes the estimated potential compensation to Mr. Carrig upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$364,033	—	$364,033
Option/SAR/RSU Acceleration	—	$971,157	—
Bonus	$182,016	—	$363,062
Health Insurance	$21,678	—	—
Total	$567,727	$971,157	$727,095

(1)
Assumes the following: (a) base salary equal to $364,033 is in effect as of the assumed termination or change in control date of July 31, 2011; (b) executive's unvested SARs and RSUs at July 31, 2011 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $45.75); and (c) all Company performance and individual targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under "Non-Equity Incentive Plan Awards" in the "Grants of Plan-Based Awards" table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

  John McD. Garnsey, Co-President

        Mr. Garnsey's employment agreement provides that upon (i) the giving of notice of non-renewal by VHI or termination by VHI without cause or (ii) termination by Mr. Garnsey for good reason, Mr. Garnsey is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, and (c) one year's COBRA premiums for continuation of health and dental coverage, payable in a lump sum. If, within twelve months of the consummation of a change in control, (i) VHI terminates Mr. Garnsey without cause or gives notice of non-renewal of his agreement or (ii) Mr. Garnsey terminates for good reason, Mr. Garnsey is entitled to receive, so long as he has executed a release in connection with his termination: (a) one year of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company's fiscal year through the effective date of the termination or non-renewal, payable in lump sum, (c) an amount equal to the cash bonus paid to Mr. Garnsey in the prior year, payable in lump sum, and (d) to the extent not already vested, full vesting of any RSUs, SARs or other equity awards held by Mr. Garnsey.

        The following table describes the estimated potential compensation to Mr. Garnsey upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$364,033	—	$364,033
Option/SAR/RSU Acceleration	—	$971,157	—
Bonus	$182,016	—	$363,062
Health Insurance	$14,224	—	—
Total	$560,273	$971,157	$727,095

(1)
Assumes the following: (a) base salary equal to $364,033 is in effect as of the assumed termination or change in control date of July 31, 2011; (b) executive's unvested SARs and RSUs at July 31, 2011 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $45.75); and (c) all Company performance and individual targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under "Non-Equity Incentive Plan Awards" in the "Grants of Plan-Based Awards" table above.

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control when the new owners are bound by the terms of the employment agreement, except that equity awards would have already accelerated in full upon the change in control event.

  Fiona E. Arnold, Executive Vice President, General Counsel and Secretary

        Pursuant to the Company's executive severance policy, Ms. Arnold is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Arnold is entitled to receive payments upon a termination occurring within a certain period of time following a change in control (i.e., a "double trigger"). The following table describes the estimated potential compensation to Ms. Arnold upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$283,662	—	$283,662
Option/SAR/RSU Acceleration	—	$898,814	—
Bonus	—	—	—
Health Insurance	—	—	—
Total	$283,662	$898,814	$283,662

(1)
Assumes the following: (a) base salary equal to $283,662 is in effect as of the assumed termination or change in control date of July 31, 2011; (b) executive's unvested SARs and RSUs at July 31, 2011 would be subject to accelerated vesting on that date (when the last reported closing price per share of our common stock was $45.75); and (c) all Company performance and individual targets under the Management Incentive Plan are met and executive's pro rata bonus payable as of the termination date is the Target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards table above

(2)
Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company's executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards would have already accelerated in full upon the change in control event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table summarizes the Company's equity compensation plans as of July 31, 2011:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(in thousands)		(in thousands)
Equity compensation plans approved by security holders(1)	3,069	$32.02	3,012
Equity compensation plans not approved by security holders	—	—	—

Total	3,069	$32.02	3,012

(1)
Column (a) includes 408,000 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)
Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

 PROPOSAL 2. AMENDMENT TO THE COMPANY'S
CERTIFICATE OF INCORPORATION

        This Proposal 2 asks our stockholders to approve an amendment to our Certificate of Incorporation to provide that directors shall be elected in the manner provided in our Bylaws, which will enable the adoption of plurality voting for contested elections (while retaining majority voting in uncontested elections).

Background

        Section 5.02 of our Certificate of Incorporation currently provides that a majority voting standard applies to all director elections, both contested and uncontested. Majority voting in uncontested director elections is widely considered a good corporate governance practice because it gives effect to stockholder votes "AGAINST" a director nominee and requires a director to receive more "FOR" than "AGAINST" votes to be elected. However, in contested elections there are more director nominees than available Board seats. Thus, majority voting in contested elections can result in fewer candidates receiving a majority vote—and therefore being elected to the Board—than the number of available Board seats. In contrast, plurality voting in contested elections results in the election of the director nominees who receive the highest number of "FOR" votes, with the number of directors elected equal to the number of available Board seats.

The Amendment to the Certificate of Incorporation

        For the reasons discussed above, the Board has adopted, declared advisable and recommends that the Company's stockholders approve an amendment to the Certificate of Incorporation to provide that directors shall be elected in the manner provided in the Bylaws. This change will enable the Board's amendment of the Bylaws to adopt plurality voting in contested director elections (while retaining majority voting in uncontested elections). Specifically, the amendment to the Certificate of Incorporation would replace the sentence in Section 5.02 that states that stockholders elect directors by a majority vote with a sentence stating that directors shall be elected in the manner provided in the Bylaws. If stockholders approve this Proposal 2, the amendment to the Certificate of Incorporation will become effective upon its filing with the Office of the Secretary of State for the State of Delaware (the "Secretary of State"). The Board also has approved, contingent upon stockholder approval of this Proposal 2 and the filing of the amendment to the Certificate of Incorporation with the Secretary of State, an amendment to the Bylaws that implements plurality voting in contested director elections and maintains majority voting in uncontested director elections. Under Delaware law, the Board may determine to abandon the amendment to the Certificate of Incorporation in its sole discretion before or after stockholder approval.

        The proposed amendment to Section 5.02 of the Certificate of Incorporation is set forth in Appendix A hereto, with the addition indicated by underlining and the deletion indicated by strike-outs. The summary of the amendment above is qualified by reference to the actual text of the proposed amendment as set forth in Appendix A.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

        The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the year ending July 31, 2012, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company's independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the 2011 annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Fees Billed to Vail Resorts by PricewaterhouseCoopers LLP during Fiscal 2011 and Fiscal 2010

        Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to fiscal 2011 and fiscal 2010 financial statements were $1,764,811 and $1,678,978, respectively. For both fiscal years, such fees included fees for PricewaterhouseCoopers LLP's examination of the effectiveness of the Company's internal control over financial reporting.

        Audit-Related Fees.    Audit-related fees (including expenses) billed by PricewaterhouseCoopers LLP for fiscal 2011 were $142,700 related to the acquisition of Northstar-at-Tahoe. There were no audit-related fees billed in fiscal 2010.

        Tax Fees.    There were no tax fees billed or billable to the Company by PricewaterhouseCoopers LLP with respect to fiscal 2011 and fiscal 2010.

        All Other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to fiscal 2011 and fiscal 2010 were $3,704 and $3,000, respectively. For fiscal 2011 and fiscal 2010, such fees were for access to a research database.

        The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP's independence.

        The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company's independent registered public accounting firm. The Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. Fees for permissible non-audit services that are not pre-approved must be less than 5% of total fees paid. For fiscal 2011 and fiscal 2010, all of the fees included under the headings "Audit-Related Fees" and "All Other Fees" above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are asking stockholders to approve an advisory resolution on the Company's executive compensation as reported in this proxy statement. As described above in the CD&A section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

  •
  Attracting, retaining and motivating talented executives;

  •
  Emphasizing pay for performance; and

  •
  Encouraging executive stock ownership to create long-term stockholder value.

        Our executive compensation programs have a number of features designed to promote these objectives, some of which include:

  •
  Significant Portion of Executive Compensation Tied to Performance.  A significant portion of our executives' compensation is comprised of elements of performance-based, incentive compensation that are tied to defined corporate and individual performance goals or stock price performance. In the last three years, approximately 88% of our CEO's total compensation and approximately 70% of our other named executive officers' total compensation, on average, as reported in the "Summary Compensation Table" above, has been in the form of short and long-term incentives. These percentages generally are significantly higher compared with the companies in our peer group.

  •
  Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives.  A significant portion of our executives' compensation is comprised of elements of long-term equity-based incentives, including stock appreciation rights and restricted stock units, each of which vest over three years. In the last three years, approximately 82% of our CEO's total compensation and approximately 57% of our other named executive officers' total compensation, on average, as reported in the "Summary Compensation Table" above, has been in the form of long-term equity-based incentives. These percentages generally are significantly higher compared with the companies in our peer group. Moreover, Mr. Katz has agreed to receive 50% of his annual bonus in cash and the other 50% of his annual bonus in RSUs that vest annually over a three-year period, meaning one-half of the bonus Mr. Katz earns on the basis of the Company's achievement of annual performance goals is subject to further time-based vesting. Finally, beginning in fiscal 2012, at least 50% of the shares subject to long-term equity incentive awards granted to our CEO each fiscal year will be "performance based" awards.

  •
  Clawback Policy.  The Compensation Committee voluntarily adopted a "clawback" policy that, in the event of a financial restatement, allows us to recoup incentive compensation that was paid based on the misstated financials.

  •
  Stock Ownership Guidelines.  Our executives are subject to stock ownership guidelines, requiring that they hold a meaningful amount of our common stock—in the case of our CEO, six times base salary—which helps to align their interests with those of our stockholders.

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  No Excise Tax Gross-ups.  We are not required to pay excise tax gross-ups in connection with the change in control arrangements provided to our executives.

        We urge stockholders to read the CD&A beginning on page 26 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 42 through 58, which provide detailed information on the compensation of our named executive officers. The Compensation

Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company's recent and long-term success.

        We are asking stockholders to approve the following advisory resolution at the annual meeting:

        "RESOLVED, that the compensation paid to the named executive officers of Vail Resorts, Inc., as disclosed pursuant to the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and related narrative discussion, is hereby APPROVED."

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

 PROPOSAL 5. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        We are also asking stockholders to indicate their preference as to whether future advisory votes on executive compensation, of the nature reflected in Proposal 4 above, should occur every year, every two years or every three years.

        After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company's executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.

        We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: 1 year, 2 years, 3 years, or abstain. Stockholders are not voting to approve or disapprove the Board's recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is not binding on the Board. Notwithstanding the Board's recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD RECOMMENDS THAT YOU VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY "1 YEAR."

 STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

        The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company's proxy statement and proxy for the 2012 annual meeting of stockholders is June 23, 2012.

        If you wish to nominate a director or submit a proposal for consideration at the Company's 2012 annual meeting of stockholders that is not to be included in next year's proxy materials, your proposal or nomination must be submitted in writing to the Secretary of the Company not later than September 3, 2012 nor earlier than August 4, 2012. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Such notices must be in accordance with the procedures described in our Bylaws. You can obtain a copy of our Bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Company stockholders may be "householding" our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and annual report to the Company at: Vail Resorts, Inc., Attention: Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1827. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS

        At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

Fiona E. Arnold Executive Vice President, General Counsel and Secretary

October 21, 2011

        A copy of the Company's annual report to the SEC on Form 10-K for the fiscal year ended July 31, 2011 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, CO 80021.

APPENDIX A

PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION

        The text below is the portion of the Company's Amended and Restated Certificate of Incorporation proposed to be amended by Proposal 2. The proposed addition is indicated by underlining, and the proposed deletion is indicated by strike-outs.

  Section 5.02.    Election of Directors.  ~~The holders of the Common Stock shall elect the Directors by majority vote.~~ Directors shall be elected in the manner provided in the by-laws of the Corporation. Each share of Common Stock held of record as of the date of such election shall be entitled to one vote for each Director.

A-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000115276_1 R1.0.0.11699 VAIL RESORTS, INC. 390 INTERLOCKEN CRESCENT BROOMFIELD, CO 80021 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors 01 Roland A. Hernandez 02 Thomas D. Hyde 03 Jeffrey W. Jones 04 Robert A. Katz 05 Richard D. Kincaid 06 John T. Redmond 07 Hilary A. Schneider 08 John F. Sorte The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Approve an amendment to the Company's Amended and Restated Certificate of Incorporation to provide that directors shall be elected in the manner provided in the Bylaws of the Company. 3 Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2012. 4 Advisory vote on executive compensation. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 5 Advisory vote on the frequency of future advisory votes on executive compensation. NOTE: Such other business as may properly come before the meeting or any adjournments or postponements of the meeting. Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000115276_2 R1.0.0.11699 VAIL RESORTS, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, December 2, 2011 9:00 a.m., Mountain Standard Time St. Julien Hotel 900 Walnut Street Boulder, CO 80302 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report/ Form 10-K is/are available at www.proxyvote.com . VAIL RESORTS, INC. ANNUAL MEETING OF STOCKHOLDERS Friday, December 2, 2011 9:00 a.m., Mountain Standard Time St. Julien Hotel, 900 Walnut Street, Boulder, CO 80302 This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 2, 2011. The shares of stock you hold in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 3 and 4, "1 year" in Item 5, and otherwise in the discretion of the proxies. By signing the proxy, you revoke all prior proxies and appoint Jeffrey W. Jones and Fiona E. Arnold, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: (If you noted any Address Changes/Comments above, please mark corresponding box)